Registration No. 333-255624

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 Amendment No. 2

Form S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Thumzup Media Corporation

(Exact name of Registrant as specified in its charter)

Nevada	511210	85-3651036
(State or other jurisdiction of	(Primary Standard Industrial	(IRS Employer
incorporation or organization)	Classification Code Number)	Identification No.)

Thumzup Media Corporation

711 S. Carson Street Suite 4

Carson City, Nevada 89701

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Robert Steele

Chief Executive Officer

711 S. Carson Street Suite 4

Carson City, Nevada 89701

(310) 237-2887

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

with a copy to:
Law Offices Aaron A. Grunfeld & Associates 9454 Wilshire Boulevard, Suite 600, Beverly Hills, California 90212 Attention: Aaron A. Grunfeld, Esq. (310) 788-7577

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $0.001 par value per share	2,765,438	$$1.00	$2,765,438	$302.21

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED JUNE 23 , 2021

Thumzup Media Corporation

2,765,438 shares of Common Stock

This prospectus relates to the registration of the resale of up to 2,765,438 shares of our common stock by our shareholders identified in this prospectus (“Selling Shareholders”). Of this share amount 2,010,938 shares of common stock are issuable upon conversion of promissory notes and accrued interest held by the selling shareholders. Unlike an initial public offering (“IPO”), the resale by the Selling Shareholders is not being underwritten by any investment bank. The Selling Shareholders may, or may not, elect to sell their shares of common stock covered by this prospectus, as and to the extent they may determine. See the section titled “Plan of Distribution.” If the Selling Shareholders choose to sell their shares of common stock, we will not receive any proceeds from the sale of shares of common stock by the Selling Shareholders.  No public market for our common stock currently exists and no assurance can be given that one will develop.  The Selling Shareholders may sell or otherwise dispose of the shares of common stock covered by this prospectus at a price of $1.00 per share  whether into a public market or private sale until such time as the securities are listed on OTCQB following which date the Selling Shareholders may sell at prevailing market prices or at any price in privately negotiated transactions.. We provide more information about how the Selling Shareholders may sell or otherwise dispose of their shares of common stock in “Plan of Distribution” on page 36. Discounts, concessions, commissions and similar selling expenses attributable to the sale of shares of common stock covered by this prospectus will be borne by the selling shareholders. We will pay the expenses incurred in registering the shares of common stock covered by this prospectus, including legal and accounting fees. We will not be paying any underwriting discounts or commissions in this offering.

We are an “emerging growth company” as that term is used in the Jumpstart our Business Startups Act of 2012, and as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. We are a recently formed startup company with an untested business plan and no revenue. No assurance can be given that we will ever be profitable. See “Risk Factors – Risks Related to our Common Stock and this Offering.”

Investing in our common stock involves very high risks including a risk of complete loss of your investment. See “Risk Factors” beginning on page 6 to read about factors you should consider before buying shares of our common stock.

We have not registered or qualified the sale of the shares under the securities laws of any state. Brokers or dealers effecting transactions in the shares of common stock offered hereby should confirm that the shares have been registered under the securities laws of the state or states in which sales of the shares occur as of the time of such sales, or that there is an available exemption from the registration requirements of the securities laws of such states.

You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of this prospectus or any supplement to it.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is        , 2021

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Market data and certain industry data and forecasts used throughout this prospectus were obtained from internal company surveys, market research, consultant surveys, publicly available information, reports of governmental agencies and industry publications and surveys. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. We have not independently verified any of the data from third party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry, have not been independently verified. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that you should consider before investing in the shares. You are urged carefully to read this prospectus in its entirety, including the information under “Risk Factors” and our financial statements and related notes included elsewhere in this Prospectus before investing in our common stock.

Our Company

Overview

As used herein, “we,” “us,” “our,” the “Company,” “Thumzup,” means Thumzup Media Corporation unless otherwise indicated. Thumzup operates in a single business segment which is social media marketing. Thumzup has a mobile iPhone and Android application called “Thumzup” that connects brands and people who use and love these brands. For the advertiser, Thumzup activates real people to post real product reviews and testimonials on social media.

Thumzup™ is building an influencer and gig economy community around its Thumzup mobile app that will generate scalable word-of-mouth product posts and recommendations for advertisers on social media. Our Thumzup mobile app is designed to connect advertisers with individuals who are willing to promote their products online and offline. We are a recently formed startup company with an untested business plan and we have generated no revenue. No assurance can be given that we will ever be profitable and as a consequence there is substantial doubt about our ability to continue as a going concern. See “Risk Factors – Risks Related to our Common Stock and this Offering.”

Micro Influencer Software Technology

Our Services. The Thumzup mobile app enables users to select a brand or brands that they want to post about on social media. Pending completion and screening, our Thumzup app will be downloadable at no cost to a user from the Apple Store and Android Play Store. Once the Thumzup user selects the brand and takes a photo using the Thumzup app, the Thumzup app posts the photo and a caption to the user’s social media accounts. For the advertiser, the Thumzup app and platform enables brands to get real people to promote their products to their friends, rather than displaying banner ads that people are tuning out.

Business Model

Thumzup pays users a monetary amount per screened post. Thumzup will facilitate screening of posts that have no inappropriate language or images so that images and text can represent our clients in a positive and commercially favorable manner. Advertisers can set spending caps per user, per day, per week, per month and per campaign. Thumzup users, at their option, will be paid through services such as Venmo, PayPal, Apple Pay, Google Pay or equivalent at their time of choosing.

Per Post Fee. Thumzup™ advertisers are charged a “Per Post Fee.” By way of illustration, an advertiser that buys 100,000 posts from Thumzup, to pay out $8 per post to Thumzup users, would purchase the posts for $10.00 each or $1,000,000.  The users in this illustration would receive a total of $800,000 and Thumzup would retain $200,000 for its services.  The Thumzup platform would facilitate 100,000 posts for the advertiser from Thumzup users sharing with their friends about their endorsed products on social media.

Setup Fee. Our business plan calls for Thumzup advertisers to pay a setup fee. The setup fee is used to cover the costs associated with onboarding the advertiser.

FTC disclosure. The Federal Trade Commission requires that paid posts are disclosed. Thumzup includes #ad to every post to comply with these FTC requirements.

Our Industry

We sell our services into the rapidly growing subset of online advertising called “influencer marketing”. which is forecasted to grow at a compounded annual growth rate, or CAGR, of more than 28%. As social media influencers become more plentiful and proven, brand dollars have flooded into the space. Brands are set to spend up to $15 billion on influencer marketing by 2022, according to Insider Intelligence estimates, based on Mediakix data[1].

We sign up everyday people and gig economy workers who like specific brands and send them opportunities to be paid as they post about these brands or services on social media. We believe that our management has the sales relationships, legal and technology expertise to rapidly grow the business.

Competitive Features

We view our app’s competitive features to be based on our mobile app and platform being designed specifically for acquiring and retaining social media users who do not see themselves as professional influencers and who are willing to be paid to post about products they like on their personal social networks. Our Thumzup app was designed to permit aggregating large numbers of users with limited social media followings rather than servicing fewer users with large numbers of followers as do almost all of the other current companies operating in the influencer space. The Thumzup app has been designed to interest and retain these types of users who have high trust relationships on their social media networks which we believe advertisers value. We believe that our app has unique features that are designed to manage and control the amount that our clients spend on campaigns on our platform. We are unaware of other competitors who deploy apps having these features. These features are not currently protected by patents so we face the risk that other companies, having greater financial resources and more significant penetration to advertising markets, could develop apps having similar or enhanced features which could negatively impact our operations.

Our Corporate Information

Thumzup Media Corporation is located at 711 S. Carson Street Suite 4 Carson City, Nevada 89701. Our telephone number is (310) 237-2887 and our Internet website address is www.thumzupmedia.com. We expect the website to enable the unattended onboarding of new customers in the second quarter of 2021.The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have applied for a trademark for “Thumzup.” We own the source code for the Thumzup applications on the iPhone iOS and the Android. We also own the source code for the “backend” system that administrates the Thumzup app, tracks payments and advertising campaigns.

Recent Developments

In November 2020, we issued senior secured convertible promissory notes (“Notes”) having an aggregate principal amount of $215,000 to four entities. These Notes bear interest at eight percent per year, are convertible into shares of our common stock at $0.11 per share, with interest also payable in kind at the option of the note holder. The conversion price per share is subject to adjustments upon stock splits, stock dividends or if we issue common stock or a security that is convertible into common stock, at a price lower than the net receipt to the company of $0.11 per share. The Notes are due in November 2021 and are secured by all our assets including all intellectual property now owned by us or which subsequently may be developed or created for the promotion of our operations and business. Our principal shareholders have pledged their shares of common stock as additional collateral for our obligations to secure the terms and covenants relating to these Notes. We are obligated to register the shares of common stock issuable to holders of the Notes under the registration statement of which this prospectus is a part. See “Selling Shareholders”.

Subsequent to December 31, 2020, we sold 724,500 shares at $1.00 per share and 30,000 shares at $.001 par value to the Selling Shareholders in various transactions exempt from the registration requirements of the Securities Act of 1933, as amended, yielding us gross proceeds of $724,530.

About This Offering

This prospectus relates to the resale by the selling shareholders identified in this prospectus of up to 2,765,438 shares of common stock inclusive of 2,010,938 shares issuable upon conversion of promissory notes and accrued interest through March 31, 2021 See “Selling Shareholders.” We have 5,754,500 shares issued and outstanding as of April 28, 2021 before giving effect to conversion of the Notes inclusive of accrued interest. The Selling Shareholders may sell or otherwise dispose of the shares of common stock covered by this prospectus at a price of $1.00 per share   whether into a public market or private sale until such time as the securities are listed on OTCQB following which date the Selling Shareholders may sell at prevailing market prices or at any price in privately negotiated transactions. We will not receive any proceeds from the sale of the shares of common stock by the Selling Shareholders.

[1] https://www.businessinsider.com/influencer-marketing-

report#:~:text=The%20influencer%20marketing%20industry%20is,gold%20standard%20for%20the%20group

Common Stock Registered for Selling Shareholders Common Stock Outstanding at April 28, 2021 Common Stock (fully diluted) *	2,765,438 shares 5,754,500 shares 7,765,438 shares

Terms of the Offering Use of Proceeds Risk Factors

The Selling Shareholders may offer and sell shares of our common stock, to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

We will not receive any proceeds from the sale of common stock offered by the Selling Shareholders under this prospectus.

An investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

*Gives effect to 2,010,938 shares issuable upon conversion of senior convertible promissory notes inclusive of accrued interest. See “Selling Shareholders.”

Selected Financial Information

	Three Months Ended March 31, 2021 (unaudited)	Period October 27, 2020 (date of inception) to December 31, 2020
Selected Income Statement Data:
Expenses	$96,948	$3,783
Loss from Operation	$(96,948)	$(3,783)
Net Loss	$(101,248)	$(3,783)
Net Loss per Common Share:
Basic	$(0.02)	$0.00
Fully Diluted	$(0.01)	$0.00
Cash Dividend per Common Share

	Three Months Ended March 31, 2021 (unaudited)	Year ended December 31, 2020
Selected Balance Sheet Data:
Cash and cash equivalents	$451,037	$101,317
Restricted Cash	$83,500	$100,000
Total Assets	$577,869	$211,317
Senior Secured Convertible Promissory Notes	$215,000	$215,000
Shareholders’ Equity (Deficit)	$356,566	$(5,687)

RISK FACTORS

An investment in our in our common stock involves a high degree of risk. The risks described below include all material risks to our company or to investors in this offering that are known to our company. You should carefully consider such risks before participating in this offering. If any of the following risks actually occur, our business, financial condition and results of operations could be materially harmed. As a result, should a trading market develop, as to which no assurance can be given, the trading price of our common stock could decline, and you might lose all or part of your investment. When determining whether to buy our common stock, you should also refer to the other information in this prospectus, including our financial statements and the related notes included elsewhere in this prospectus.

Risks Relating to Our Business

In addition to the other information in this prospectus, you should carefully consider the following factors in evaluating us and our business. This prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties, some of which are beyond our control. Should one or more of these risks and uncertainties materialize or should underlying assumptions prove incorrect, our actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this prospectus, including the documents incorporated by reference.

There are risks associated with investing in companies such as ours who are primarily engaged in research and development. In addition to risks which could apply to any company or business, you should also consider the business we are in and the following:

Source and Need for Capital.

We are a recently formed pre-revenue company with an unproven business plan. We have principally funded our operations through the sale of senior secured convertible promissory notes in the aggregate principal amount of $215,000 and the sale of common stock yielding us gross proceeds of approximately $724,530. As we move forward in developing our technology and commercializing our Thumzup app, or as we respond to potential opportunities and/or adverse events, our working capital needs may change. Pending our ability to generate adequate cash flow, as to which no assurance can be given, we likely will continue to incur significant losses in the foreseeable future for various reasons, including unforeseen expenses, difficulties, complications, and delays, and other unknown events. As a result we will require additional funding to sustain our ongoing operations and to continue our research and development activities.

Our ability to generate positive cash flow will be dependent upon our ability to recruit and retain advertisers and users. We can give no assurances we will generate sufficient cash flows in the future to satisfy our liquidity requirements or sustain continuing operations, or that additional funding, if required, will be available when needed or, if available, on favorable terms. We will generate no proceeds from this offering.

History of Operating Losses.

We were formed in October 2020 and have not yet established profitable operations or generated revenue. Since October 27, 2020, (date of inception) through December 31, 2020, we have incurred $5,687 in net losses due to $2,783 in software research and development expenses $1,000 in general and administrative expenses, and $1,904 in interest expense.

We expect to continue to incur losses from operations and negative cash flows, which raise substantial doubt about our ability to continue as a Going Concern.

We anticipate incurring additional losses until such time, if ever, we can obtain adequate advertiser support and user acceptance. Substantial additional financing will be needed to fund our development, marketing and sales activities and generally to commercialize our technology and develop brand support and user acceptance. These factors raise substantial doubt about our ability to continue as a going concern.

We will seek to obtain additional capital through the issuance of debt or equity financings or other arrangements to fund operations; however, there can be no assurance we will be able to raise needed capital under acceptable terms, if at all. The sale of additional equity may dilute existing shareholders and newly issued shares may contain senior rights and preferences compared to currently outstanding shares of common stock. Issued debt securities may contain covenants and limit our ability to pay dividends or make other distributions to shareholders. If we are unable to obtain such additional financing, future operations would need to be scaled back or discontinued. Due to the uncertainty in our ability to raise capital, we believe that there is substantial doubt as to our ability to continue as a going concern.

Our independent registered public accounting firm’s reports for the period October 27, 2020 (date of inception) to December 31, 2020 have raised substantial doubt as to our ability to continue as a “going concern.”

Our independent registered public accounting firm indicated in its report on our audited financial statements as of and for the period October 27, 2020 (date of inception) to December 31, 2020 that there is substantial doubt about our ability to continue as a going concern. A “going concern” opinion indicates that the financial statements have been prepared assuming we will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities that may result if we do not continue as a going concern. Therefore, you should not rely on our balance sheet as an indication of the amount of proceeds that would be available to satisfy claims of creditors, and potentially be available for distribution to shareholders, in the event of liquidation. The presence of the going concern note to our financial statements may have an adverse impact on the relationships we are developing and plan to develop with third parties as we continue the commercialization of our products and could make it challenging and difficult for us to raise additional financing, all of which could have a material adverse impact on our business and prospects and result in a significant or complete loss of your investment.

There is no assurance that we will ever be profitable or that debt or equity financing will be available to us in the amounts, on terms, and at times deemed acceptable to us, if at all. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current shareholders. Obtaining commercial loans, assuming those loans would be available, would increase our liabilities and future cash commitments. If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be unable to continue our business, as planned, and as a result may be required to scale back or cease operations for our business, the results of which would be that our shareholders would lose some or all of their investment. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should we be unable to continue as a going concern.

The recent outbreak of COVID-19 may have a significant negative impact on our business, sales, results of operations and financial condition.

The outbreak of the COVID-19 pandemic continues to affect the United States of America and the world, including in the primary regions in which we will operate. Many State Governors issued temporary Executive Orders in 2020, which continue to remain effective in many states that, among other stipulations, effectively limit in-person work activities for most industries and businesses having the effect of suspending or severely curtailing operations. Many of these orders are in the process of being lifted.

Additionally, our liquidity could be negatively impacted if these conditions continue for a significant period of time. Capital and credit markets have been disrupted by the crisis and our ability to obtain any required financing is not guaranteed and largely dependent upon evolving market conditions and other factors. Depending on the continued impact of the crisis, further actions may be required to improve our cash position and capital structure.

The extent to which the COVID-19 outbreak could ultimately impacts our business, sales, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. Even after the COVID-19 outbreak has subsided, we may continue to experience significant impacts to our business as a result of its global economic impact, including any economic downturn or recession that has occurred or may occur in the future.

We may not generate sufficient cash flows to cover our operating expenses.

As noted previously, we have incurred operating losses since inception and expect to continue to incur losses as a result of expenses related to research and continued development of our technology, marketing expense, corporate general and administrative expenses and interest on the senior secured convertible promissory notes. Our limited capital resources and operations to date have been substantially funded through issuance of $215,000 in senior secured convertible promissory notes (in November 2020) and our subsequent issuances during 2021 of 724,500 shares of common stock at $1.00 per share and 30,000 shares at $0.001 par value for gross proceeds of $724,530.

As of December 31, 2020, we had accumulated deficit of $5,687, cash and cash equivalents of approximately $101,317, restricted cash of $100,000, and shareholders’ deficit and accumulated deficit of $5,687. As of March 31, 2021, we had total shareholders’ equity of $356,566 accumulated deficit of $106,935, cash and cash equivalents of approximately $451,037, and restricted cash of $83,500. Although we have as of May 31, 2021,  cash on hand of $653,780 there is no assurance that these funds will prove adequate beyond twelve months.

In the event that we are unable to generate sufficient cash from our operating activities or raise additional funds, we may be required to delay, reduce or severely curtail our operations or otherwise impede our on-going business efforts, which could have a material adverse effect on our business, operating results, financial condition and long-term prospects.

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

In the ordinary course of our business, we may collect and store sensitive data, including intellectual property, our proprietary business information, proprietary business information of our customers, including, credit card and payment information, and personally identifiable information of our customers and employees. The secure processing, maintenance, and transmission of this information is critical to our operations and business strategy. As such, we are subject to federal, state, provincial and foreign laws regarding privacy and protection of data. Some jurisdictions have enacted laws requiring companies to notify individuals of data security breaches involving certain types of personal data and our agreements with certain customers require us to notify them in the event of a security incident. Evolving regulations regarding personal data and personal information, in the European Union and elsewhere, including, but not limited to, the General Data Protection Regulation, which we refer to as GDPR, and the California Consumer Privacy Act of 2018, especially relating to classification of IP addresses, machine identification, location data and other information, may limit or inhibit our ability to operate or expand our business. Such laws and regulations require or may require us or our customers to implement privacy and security policies, permit consumers to access, correct or delete personal information stored or maintained by us or our customers, inform individuals of security incidents that affect their personal information, and, in some cases, obtain consent to use personal information for specified purposes.

We intend to take reasonable steps to protect the security, integrity and confidentiality of the information we collect, use, store, and disclose, and we take steps to strengthen our security protocols and infrastructure, however, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance, or other disruptions. We also could be negatively impacted by software bugs or other technical malfunctions, as well as employee error or malfeasance. Advanced cyber-attacks can be multi-staged, unfold over time, and utilize a range of attack vectors with military-grade cyber weapons and proven techniques, such as spear phishing and social engineering, leaving organizations and users at high risk of being compromised. Any such access, disclosure, or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties, a disruption of our operations, damage to our reputation, a loss of confidence in our business, early termination of our contracts and other business losses, indemnification of our customers, liability for stolen assets or information, increased cybersecurity protection and insurance costs, financial penalties, litigation, regulatory investigations and other significant liabilities, any of which could materially harm our business any of which could adversely affect our business, revenues, and competitive position.

We are dependent on third parties to, among other things, maintain our servers, provide the bandwidth necessary to transmit content, and utilize the content derived therefrom for the potential generation of revenues.

We depend on third-party service providers, suppliers, and licensors to supply some of the services, hardware, software, and operational support necessary to provide some of our products and services. Some of these third parties do not have a long operating history or may not be able to continue to supply the equipment and services we desire in the future. If demand exceeds these vendors’ capacity, or if these vendors experience operating or financial difficulties or are otherwise unable to provide the equipment or services we need in a timely manner, at our specifications and at reasonable prices, our ability to provide some products and services might be materially adversely affected, or the need to procure or develop alternative sources of the affected materials or services might delay our ability to serve our users. These events could materially and adversely affect our ability to retain and attract users, and have a material negative impact on our operations, business, financial results, and financial condition.

Because we do not intend to pay any cash dividends on our shares of common stock in the near future, our shareholders will not be able to receive a return on their shares unless and until they sell them.

We intend to retain a significant portion of any future earnings to finance the development, operation and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the near future. The declaration, payment, and amount of any future dividends will be made at the discretion of our board of directors, and will depend upon, among other things, the results of operations, cash flows, and financial condition, operating and capital requirements, and other factors as our board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend. Unless our board of directors determines to pay dividends, our shareholders will be required to look to appreciation of our common stock to realize a gain on their investment. There can be no assurance that this appreciation will occur.

We are dependent on key personnel.

Our continued success will depend, to a significant extent, on the services of our directors, executive management team, and key personnel. If one or more of these individuals were to leave, there is no guarantee we could replace them with qualified individuals in a timely or economically satisfactory manner or at all. The loss or unavailability of any or all of these individuals could harm our ability to execute our business plan, maintain important business relationships and complete certain product development initiatives, which would have a material adverse effect on our business, results of operations and financial conditions.

We are a new company with a brief operating history, no revenue and an untested business plan which may not be accepted in the markets in which we intend to operate.

We were formed in Nevada in October 2020. We will encounter difficulties, including unforeseen difficulties as an early-stage, pre-revenue company in establishing the credibility of our brand and service.

We will incur net losses in the foreseeable future if we are unable to anticipate market trends and match our service offerings to market patterns. Our business strategy is unproven, and we may not be successful in addressing early-stage challenges, such as establishing our position in the market and developing effective marketing of our Thumzup app. To implement our business plan, we will be required to obtain additional financing. We cannot guaranty that such additional financing will be available.

Our prospects must be considered highly speculative, considering the risks, expenses, and difficulties frequently encountered in the establishment of a new business with an unproven business plan, specifically the risks inherent in developmental stage companies seeking to have app users with limited number social media followers endorse products or services at a level that advertisers will seek to fund and support. We expect to continue to incur significant operating and capital expenditures and, as a result, we expect significant net losses in the future. We cannot assure that we will be able to achieve positive cash flow operations or, if achieved, that positive cash can be maintained for any significant period, or at all.

Although we believe that our business strategy addresses an underserved but significant niche of market segment utilizing an important users or consumers whom we define as “micro-influencers,” we may not be successful in the implementation of our business strategy or our business strategy may not be successful, either of which will impede our development and growth. Our business strategy involves attracting a large number of users who are active in social media and who are willing to make recommendations over our Thumzup app with advertisers who find our service cost effective in generating sales and market support. Our ability to implement this business strategy is dependent on our ability to:

• predict concerns of advertisers;

• identify and engage advertisers;

• convince a large number of end users to adopt our Thumzup mobile application;

• establish brand recognition and customer loyalty; and

• manage growth in administrative overhead costs during the initiation of our business efforts.

We do not know whether we will be able to successfully implement our business strategy or whether our business strategy will ultimately be successful. In assessing our ability to meet these challenges, a potential investor should consider our lack of operating history and brand recognition, our focus on nano-influencer users, management’s relative inexperience, the competitive conditions existing in our industry and general economic conditions and consumer discretionary spending habits. Our growth is largely dependent on our ability to successfully implement our business strategy. Our revenue may be adversely affected if we fail to implement our business strategy or if we divert resources to a business strategy that ultimately proves unsuccessful.

We have not yet established brand identity and customer loyalty.

We believe that establishing and maintaining brand identity and brand loyalty is critical to attracting and retaining active users to our Thumzup app program. In order to attract Thumzup app users to our program quarter over quarter, we may need to spend substantial funds to create and maintain brand recognition among Thumzup app users. If our branding efforts are not successful, our ability to earn revenues and sustain our operations will be materially impaired.

Promotion and enhancement of our Thumzup app will also depend on our success in consistently providing high-quality, ease of use, fun to share products or recommend services to our app users. Since we rely on technology partners to provide portions of the service to our customers, if our suppliers do not send accurate and timely data, or if our customers do not perceive the products we offer as attractive or superior, the value of our Thumzup brand could be harmed. Any brand impairment or dilution could decrease the attractiveness of Thumzup to one or more of these groups, which could harm our business, results of operations and financial condition.

We cannot assure you that our Thumzup app will be accepted.

Anticipation of demand and market acceptance of service offerings are subject to a high level of uncertainty and challenges to implementation. The success of our service offerings primarily depends on the interest of end users joining our service, as to which we cannot assure you. In general, achieving market acceptance for our services will require substantial marketing efforts and the expenditure of significant funds, the availability of which we cannot assure you, to create awareness and demand among customers. We have limited financial, personnel and other resources to undertake extensive marketing activities. Accordingly, no assurance can be given as to the acceptance of our app services or our ability to generate the revenues necessary to remain in business.

A better financed competitor may enter our marketplace, cause our market share or acceptance rates to plummet and adversely affect our ability to sustain viable operations.

While platforms are in operation for professional or large-scale influencers, to our knowledge no other company is currently offering advertisers a scalable platform to activate everyday end-user micro-influencers who do not possess a large legion of followers. The success of our service offerings primarily depends on the interest of end users and advertisers joining our service, as opposed to a similar service offered by a competitor catering to celebrities or other large-scale influencers. If a direct competitor having greater human and cash resources enters our market targeting micro-influencers, our achieving market acceptance for the Thumzup app may require additional marketing efforts and the expenditure of significant funds to create awareness and demand among customers. We have limited financial, personnel and other resources to undertake additional marketing activities. Accordingly, we may be unable to compete, our operations may suffer and we may suffer greater losses.

Although we may own various intellectual property rights, these rights may not provide us with any competitive advantage.

We use “ThumzupTM” as a brand name however, we cannot assure you that the services we sell, or that our brand name will not infringe on the intellectual property rights of others, or that our assertions of intellectual property rights will be enforceable or provide protection against competitive products or otherwise be commercially valuable. Moreover, enforcement of intellectual property rights typically requires time-consuming and costly litigation, and we cannot assure that others will not independently develop substantially similar products.

We cannot assure that our available funds will be sufficient to meet our anticipated needs for working capital and capital expenditures through any period of twelve months.

Our future financial results are uncertain and our operating results may fluctuate, due to, among other things, consumer trends, the impact of COVID on advertising budgets and app user activity, competition, and changing social media behaviors.

As a result of our lack of operating history, we are unable to forecast market penetration or anticipated revenue and we have little historical financial data upon which to base planned operating expenses. We base our current and future expense levels on our operating plans and estimates of future expenses. Our expenses are dependent in large part upon expenses associated with our proposed marketing expenditures and related overhead expenses, and the costs of hiring and maintaining qualified personnel to carry out our respective services. Sales and operating results are difficult to forecast because they will depend on the growth of our customer base, changes in customer demands based on consumer trends, the degree of utilization of our advertising services as well as the mix of products and services sold by our advertisers.

As a result, we may be unable to make accurate financial forecasts and adjust our spending in a timely manner to compensate for any unexpected revenue shortfall. This inability could cause our net losses in a given quarter to be greater than expected and could further cause continuing greater losses quarter over quarter.

Our ability to succeed will depend on the ability of our management to control costs.

We have used reasonable commercial efforts to assess and predict costs and expenses based on the and restricted cash experience of our management. However, we have a limited operating history upon which to base predictions. Implementing our business plan may require more employees, equipment, supplies or other expenditure items than we have predicted. Similarly, the cost of compensating additional management, employees and consultants or other operating costs may be more than our estimates, which could result in sustained losses.

Our officers and director do not devote full time to the affairs of the Company and could allocate their time and attention to other business ventures which may not benefit the Company .

Our officers and directors may engage in other activities. Although there are none known to us, the potential for conflicts of interest exists among us and affiliated persons for future business opportunities that may not be presented to us.. Our officers and directors may have conflicts of interests in allocating time, services, and functions between the other business ventures in which those persons may be or become involved. Our officers and directors, however, believe that we will have sufficient staff, consultants, employees, agents, contractors, and managers to adequately conduct our business.

Our officers, directors and employees are entitled to receive compensation, payments and reimbursements, regardless of whether we operate at a profit or a loss.

Our founders have agreed to take no salaries, consulting fees, loans or payment of any kind until there has been satisfaction of certain conditions that are disclosed below. See “Certain Relationships and Related Transactions.” Any compensation received by our officers, management personnel, and directors, and for our Founders, following satisfaction of the conditions mentioned, will be determined from time to time by our Board of Directors. Our officers, directors and management personnel will be reimbursed for any out-of-pocket expenses incurred on our behalf.

Risks Related to our Common Stock and this Offering

An active trading market for our common stock may not develop.

Our common stock has not been listed on any national securities exchange prior to this offering and has not been quoted on The OTC Bulletin Board or any other marketplace.  We cannot predict the extent to which investor interest in us will lead to the development of an active public trading market or how liquid that public market may become.

Additionally, because the initial quoted price of our common stock is likely to be less than $5.00 per share, our common stock may be considered a “penny stock,” and trading in our common stock is subject to the requirements of Rule 15g-9 under the Exchange Act.  Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including making an individualized written suitability determination for the purchaser and receiving the purchaser’s written consent prior to the transaction.  Securities and Exchange Commission regulations also require additional disclosure in connection with any trades involving a “penny stock,” including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks.  These requirements severely limit the liquidity of securities in the secondary market because few brokers or dealers are likely to undertake these compliance activities and this limited liquidity will make it more difficult for an investor to sell his shares of our common stock in the secondary market should the investor wish to liquidate the investment.  In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the registration by us of 2,765,438 shares  , the conversion of the senior secured convertible promissory notes, investors in this offering can expect an immediate dilution of approximately $0.89 per share. See “Dilution” on page 14 of this prospectus for a more detailed discussion of the dilution you will incur if you purchase our common stock in the offering.

Management will have broad discretion as to the use of the proceeds from this offering and may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that may not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.

Our stock price may be volatile, which could result in substantial losses to investors and litigation.

In addition to changes to market prices based on our results of operations and the factors discussed elsewhere in this “Risk Factors” section, the market price of and trading volume for our common stock may change for a variety of other reasons, not necessarily related to our actual operating performance.  The capital markets have experienced extreme volatility that has often been unrelated to the operating performance of particular companies.  These broad market fluctuations may adversely affect the trading price of our common stock.  In addition, the average daily trading volume of the securities of small companies can be very low, which may contribute to future volatility.  Factors that could cause the market price of our common stock to fluctuate significantly include:

●	the results of operating and financial performance and prospects of other companies in our industry;

●	strategic actions by us or our competitors, such as acquisitions or restructurings;

●	announcements of innovations, increased service capabilities, new or terminated customers or new, amended or terminated contracts by our competitors;

●	the public’s reaction to our press releases, other public announcements, and filings with the Securities and Exchange Commission;

●	lack of securities analyst coverage or speculation in the press or investment community about us or market opportunities in the telecommunications services and staffing industry;

●	changes in government policies in the United States and, as our international business increases, in other foreign countries;

●	changes in earnings estimates or recommendations by securities or research analysts who track our common stock or failure of our actual results of operations to meet those expectations;

●	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

●	changes in accounting standards, policies, guidance, interpretations or principles;

●	any lawsuit involving us, our services or our products;

●	arrival and departure of key personnel;

●	sales of common stock by us, our investors or members of our management team; and

●	changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural or man-made disasters.

Any of these factors, as well as broader market and industry factors, may result in large and sudden changes in the trading volume of our common stock and could seriously harm the market price of our common stock, regardless of our operating performance.  This may prevent you from being able to sell your shares at or above the price you paid for your shares of our common stock, if at all.  In addition, following periods of volatility in the market price of a company’s securities, shareholders often institute securities class action litigation against that company.  Our involvement in any class action suit or other legal proceeding could divert our senior management’s attention and could adversely affect our business, financial condition, results of operations and prospects.

The sale or availability for sale of substantial amounts of our common stock could adversely affect the market price of our common stock.

Sales of substantial amounts of shares of our common stock after the completion of the offering, or the perception that these sales could occur, could adversely affect the market price of our common stock and could impair our future ability to raise capital through common stock offerings. Following this offering, our executive officers and directors will still beneficially own, collectively, a substantial percentage of our outstanding common stock.  If one or more of them were to sell a substantial portion of the shares they hold, it could cause our stock price to decline.

 We are controlled by a small group of our existing shareholders, whose interests may differ from other shareholders. Our executive officers and directors will significantly influence our activities, and their interests may differ from your interests as a shareholder.

Following this offering, our executive officers and directors will still beneficially own, collectively, a substantial percentage of our outstanding common stock.

Accordingly, these shareholders have had, and will continue to have, significant influence in determining the outcome of any corporate transaction or any other matter submitted for approval to our shareholders, including mergers, consolidations and the sale of our assets, director elections and other significant corporate actions.  They will also have significant influence in preventing or causing a change in control of our company.  In addition, without the consent of these shareholders, we could be prevented from entering into transactions that could be beneficial to us.  The interests of these shareholders may differ from your interests as a shareholders, and they may act in a manner that advances their best interests and not necessarily those of other shareholders.

We are an “emerging growth company” under the JOBS Act and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we expect to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, (i) being required to present only two years of audited financial statements and related financial disclosure, (ii) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (iii) extended transition periods for complying with new or revised accounting standards, (iv) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (v) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We have taken, and in the future may take, advantage of these exemptions until such time that we are no longer an “emerging growth company.  As a result our financial statements may not be comparable to companies that comply with public company effective dates. We cannot predict if investors will find our common stock less attractive because we rely on these exemptions.  If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our annual revenues exceed $1.07 billion, if we issue more than $1 billion in non-convertible debt in a three-year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Upon completion of this offering, we will become subject to the periodic reporting requirements of the Exchange Act, and will be required to maintain disclosure controls and procedures that are designed to reasonably assure that information required to be disclosed by us in reports we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the rules and forms of the SEC, and that such information is accumulated and communicated to management to allow timely decisions regarding required disclosure.

As a public company, we will also be required to maintain internal control over financial reporting and to report any material weaknesses in those internal controls. Such internal controls are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis. We have identified three material weaknesses in our internal control over financial reporting at December 31, 2020. The material weaknesses relate to (i) lack of proper segregation of duties across significant accounting cycles, (ii) lack of effective information technology security policies and control over access to key systems, and (iii) lack of precision in the design of internal control over financial reporting. Although we are making efforts to remediate these issues, these efforts may not be sufficient to avoid similar material weaknesses in the future. Designing and implementing internal controls over financial reporting will be time consuming, costly and complicated as we are a small organization with limited management resources.

If the material weaknesses in our internal controls are not fully remediated or if additional material weaknesses are identified, those material weaknesses could cause us to fail to meet our future reporting obligations, reduce the market’s confidence in our financial statements, harm our stock price and subject us to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. In addition, our common stock may not be able to remain listed on Nasdaq or any other securities exchange.

For as long as we are an “emerging growth company,” as defined in the JOBS Act, or a non-accelerated filer, as defined in Rule 12b-2 under the Exchange Act, our auditors will not be required to attest as to our internal control over financial reporting. If we continue to identify material weaknesses in our internal control over financial reporting, are unable to comply with the requirements of Section 404 in a timely manner, are unable to assert that our internal control over financial reporting is effective or, once required, our independent registered public accounting firm is unable to attest that our internal control over financial reporting is effective, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could decrease. We could also become subject to stockholder or other third-party litigation as well as investigations by the securities exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources and could result in fines, trading suspensions or other remedies.

If equity research analysts do not publish research or reports about our business, or if they issue unfavorable commentary or downgrade our common stock, the market price of our common stock will likely decline.

The trading market for our common stock will rely in part on the research and reports that equity research analysts, over whom we have no control, publish about us and our business.  We may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the market price for our common stock could decline. In the event we obtain securities or industry analyst coverage, the market price of our common stock could decline if one or more equity analysts downgrade our common stock or if those analysts issue unfavorable commentary, even if it is inaccurate, or cease publishing reports about us or our business.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These forward-looking statements involve a number of risks and uncertainties. Many of the following risks are, and will be, exacerbated by the COVID-19 pandemic and any worsening of the global business and economic environment as a result. We caution readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions, costs and expenses, interest rates, outcome of contingencies, financial condition, results of operations, liquidity, cost savings, objectives of management, business strategies, financing, potential growth and market opportunities, app or other product candidates, timing of advertising and promotional plans, the advancement and enhancement of our software development and technologies and our proprietary, co-developed and partnered products and product candidates, and other statements that are not historical facts.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “would,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “view”, “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

We have based these forward-looking statements largely on our current expectations and projections about our business, the industry in which we operate, and financial trends that we believe may affect our business, prospects, financial condition and results of operations, and these forward-looking statements are not guarantees of future performance or development. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions described in the section titled “Risk Factors” and elsewhere in this prospectus. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

All subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as may be required under applicable law. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling shareholders.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our capital stock since our inception. We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, the requirements and contractual restrictions of then-existing debt instruments and other factors that our board of directors deems relevant.

CAPITALIZATION

The following shows our cash and cash equivalents, our restricted cash and our capitalization as of March 31, 2021, on:

          *   an actual basis

       **    a proforma basis, giving effect to issuance of 261,000  shares of common stock at $1.00 and 30,000 shares of common stock at $0.001, par value per share.

     ***    a proforma as adjusted basis, giving effect to the conversion of the senior convertible promissory   notes into an aggregate of 2,010,938 shares of common stock

	As of March 31, 2021
	Actual	Proforma	Proforma as Adjusted
Cash and cash equivalents	$451,037	712,037	712,037
Restricted cash	83,500	83,500	83,500
	$534,537	$795,537	$795,537

Senior Secured Convertible Promissory Notes	$215,000	215,000	—

Common stock, $0.001 par value, 100,000,000 shares authorized 5,493,500 shares issued and outstanding as of March 31,2021	$5,494	$5,755	$7,766
Additional Paid in Capital	458,007	718,746	937,938
Accumulated deficit	(106,935)	(106,935)	(106,935)
Total shareholders' equity	356,566	617,566	838,769
Total Capitalization	$571,566	$832,566	$838,769

You should read the foregoing table in conjunction with our financial statements, including the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. Net tangible book value on March 31, 2021 , was approximately $356,566 , or $0.07 per share. “Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares outstanding. Our net tangible book value per share as of March 31, 2021 was $0.07 and assuming shares in this offering are sold at $1.00 per share and the conversion of the senior secured convertible promissory notes, purchasers in this offering will incur dilution of $0.89 per share.

The dilution is summarized in the following table:

Initial public offering price per share		$1.00
Estimated net tangible book value per share after conversion (1)	$0.08
Estimated increase in tangible net book value per share attributable to the proceeds received in the offering (2)	$0.03
Estimated net tangible book value per share immediately after the offering		$0.11
Dilution between initial purchase price and the estimated book value per share immediately after the offering		$0.89
Dilution as a percentage of offering price		89.0%

(1) Base on 7,504,438 common stock shares
(2) Based on 7,765,438 common stock shares

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDERS MATTERS

Market for Common Stock

Our common stock is not traded on any exchange. There is no trading activity in our securities and there can be no assurance that a regular trading market for our common stock will ever be developed.

Holders

As of May 31, 2021 , there were 59 holders of record of our common stock.

Securities authorized for issuance under equity compensation plans

We currently have not established any equity incentive plan but expect to do so following completion of this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes to those statements included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations related to future events and our future financial performance that involve risks, uncertainties and assumptions, such as statements regarding our intentions, plans, objectives, expectations, forecasts and projections. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under the section titled “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. Please also see the section titled “Special Note Regarding Forward-Looking Statements.”

Overview

Thumzup is an early stage, pre-revenue company that is building an influencer community around its Thumzup mobile app that we expect will generate scalable word-of-mouth product posts and recommendations for advertisers on social media. It is designed to connect advertisers with individuals who are willing to promote their products online and offline.

Our Services. The Thumzup mobile app enables a user to select a brand that they want to post about on social media. Our Thumzup app can be downloaded at no cost to a user from the Apple Store and Android Play Store. Once a Thumzup user selects the brand and takes a photo using the Thumzup app, the Thumzup app posts the photo and a caption to the user’s social media accounts. For the advertiser, the Thumzup system enables brands to get real people to promote their products to their friends, rather than displaying banner ads that people are mostly tuning out.

Thumzup pays users a monetary amount per screened post. Thumzup will facilitate screening of posts that have no inappropriate language or images and images and text intended to represent our clients in a positive and commercially favorable manner. Advertisers can set spending caps per user, per day, per week, per month and per campaign. Thumzup users are paid through services such as PayPal.

Platform Fee. Thumzup advertisers will pay a platform fee per month. The platform fee is based on the amounts of the advertiser’s business with us. Once the advertiser pays the platform fee, the advertiser’s brand marks are listed in the Thumzup iPhone and Android Apps and activated in the Thumzup post screening and payment platform.

Per Post Fee. The Company sells its services into the rapidly growing subset of online advertising called “influencer marketing”. As social media influencers become more plentiful and proven, advertising spending has grown in this the space. Brands are reportedly set to spend up to $15 billion on influencer marketing by 2022, per Insider Intelligence estimates, based on Mediakix data.[2] In addition to the Platform Fee our business plan calls for Thumzup advertisers to be charged a “Per Post Fee.” By way of illustration, an advertiser that agreed to buy 100,000 posts from us to payout $8 per post to Thumzup users would pay us a per post fee for $10.00 or $1,000,000.  The users in this illustration would receive a total of $800,000 and Thumzup would retain $200,000 for its services.  The advertiser gets 100,000 posts from Thumzup users telling their friends about their products or services on social media.

Management’s plans and basis of presentation:

Results of Operations for period October 27, 2020 (date of inception) to December 31, 2020

Period October 27, 2020 (date of inception) to December 31, 2020

Expenses	$3,783
Loss from Operations	$(3,783)
Net Loss	$(3,783)

Research and Development (including licenses acquired)

For the period October 27, 2020 (date of inception), to December 31, 2020, we had $2,783 in software research and development costs. The costs were expensed, when incurred, as they related to the initial product development stage for our Thumzup app.

[2] https://www.businessinsider.com/influencer-

marketing-report#:~:text=The%20influencer%20marketing%20industry%20is,gold%20standard%20for%20the%20group

General and Administrative

For the period October 27, 2020 (date of inception), to December 31, 2020, we recorded $1,000 in general and administrative expense due primarily to escrow fees. We expect general and administrative expense to increase in the future as we add staff to support our sale, marketing and development activities and the administration required to operate as a public company.

Other Expense

Interest expense – For the period October 27, 2020 (date of inception), to December 31, 2020, we had $1,904 in interest expense related to the senior secured convertible promissory notes.

Liquidity and Capital Resources

Going Concern

We have incurred operating losses since October 27, 2020 (date of inception) and expect to continue to incur losses for the foreseeable future and may never become profitable. For the period October 27, 2020 (date of inception), to December 31, 2020, we had a net loss of $5,687 and cash used by operating activities of $113,683. As of December 31, 2020, we had an accumulated deficit of $5,687, cash and cash equivalents of approximately $101,317, restricted cash of $100,000, and shareholders’ deficit and accumulated deficit of $5,687. We had no revenue for the year ended December 31, 2020 and we anticipate that we will have no revenue until about the end of Q1 2022.

We anticipate incurring additional losses until such time, if ever, that we can obtain marketing approval to sell, and then generate significant sales, of our technology that is currently in development. We will need substantial additional financing to fund our operations and to develop and commercialize our technology. These factors raise substantial doubt about our ability to continue as a going concern.

Our financial statements have been prepared on a “going concern” basis, which implies we may not continue to meet our obligations and continue our operations for the next twelve months. Our continuation as a going concern is dependent upon our ability to obtain necessary debt or equity financing to continue operations until we begin generating positive cash flow. In addition, our independent registered public accounting firm, in its report on our December 31, 2020 financial statements, has raised substantial doubt about our ability to continue as a going concern.

There is no assurance that we will ever be profitable or that debt or equity financing will be available to us in the amounts, on terms, and at times deemed acceptable to us, if at all. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current shareholders. Obtaining commercial loans, assuming those loans would be available, would increase our liabilities and future cash commitments. If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be unable to continue our business, as planned, and as a result may be required to scale back or cease operations for our business, the results of which would be that our shareholders would lose some or all of their investment. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should we be unable to continue as a going concern.

Cash Flows

Year ended December 31, 2020
Cash, cash equivalents and restricted cash at the beginning of the period	-
Net cash used in operating activities	(13,683)
Net cash used in investing activities	-
Net cash provided by financing activities	215,000
Cash, cash equivalents and restricted cash at the ending of the period	$ 201,317

Operating Activities

For the period October 27, 2020 (date of inception), to December 31, 2020, to December 31, 2020, net cash used in operating activities was $13,683, which primarily consisted of our net loss of $5,687, and prepaid expenses of $10,000 and accrued interest of $2,004.

 Investing Activities

 We did not pursue any investing activities during this period.

Financing Activities

Net cash provided by financing activities for the period October 27, 2020 (date of inception) to December 31, 2020, consists of proceeds from the issuance of senior secured convertible promissory notes in the principal amount of $215,000. The senior secured convertible promissory notes mature on November 21, 2021 and accrue interest at eight (8%) per annum. Interest is paid quarterly, from the date of issuance, through the maturity date.

Off-balance sheet arrangements

The senior secured convertible promissory notes contain a protection feature (commonly referred to as a “Down Round”) whereupon any issuance by us of common stock, or a security that is convertible into common stock, at a price lower than a net receipt of $0.11 per share, then the conversion price will be adjusted to equal the lower price per share. We have accounted for the Down Round as a contingent beneficial feature and will record a benefit to a Holder, if and, when a conversion price adjustment occurs

Critical accounting policies and significant judgments and estimates

Our financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. These estimates and assumptions are affected by management's applications of accounting policies.

Our financial statements are prepared in accordance with generally accepted accounting principles in the United States, or GAAP. The preparation of our financial statements requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, costs and expenses. We base our estimates and assumptions on historical experience and other factors that we believe to be reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates. Our most critical accounting policies are summarized below. See Note 3 to our financial statements beginning on page F-1 of this prospectus for a description of our other significant accounting policies.

Research and Development Costs

Research  and development expenses primarily consist of outside contractor costs related to engineering, design and development of a working prototype Thumzup App. Generally accepted accounting principles defines research costs as a planned search or investigation to discover new knowledge with the hope that the results will eventually be useful in creating new products or services or significant improvements in existing products or services. Capitalization of research and development costs for software begins upon the establishment of technological feasibility, which is generally the completion of a working prototype that has been certified as having no critical bugs and is a release candidate. For the period October 27, 2020 (date of inception), to December 31, 2020, research and development costs for software were expensed when incurred as they related to the initial product development stage for our ThumzupTM app.

Qualitative and Quantitative Disclosures about Market Risk

Our primary exposure to market risk is interest rate sensitivity, which is affected by changes in the general level of U.S. interest rates.

Inflation generally affects us by increasing our cost of labor and clinical trial costs. We do not believe that inflation had a material effect on our business, financial condition or results of operations during the years ended December 31, 2019 and 2018.

JOBS Act

The JOBS Act permits an emerging growth company like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. We have elected to avail ourselves of the extended transition period for complying with new or revised financial accounting standards.

We will remain an emerging growth company until the earliest of  (i) the last day of our first fiscal year in which we have total annual gross revenues of  $1.07 billion or more; (ii) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding equity securities held by non-affiliates; (iii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years; or (iv) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering.

Quantitative and Qualitative Disclosures About Market Risk

As a smaller reporting company, we are not required to provide disclosure regarding quantitative and qualitative market risk.

Cash Used by Operating Activities

For the period October 27, 2020 (date of inception) to December 31, 2020, net cash used in operating activities was $13,683, which primarily consisted of our net loss of $5,687, and prepaid expenses of $10,000 and accrued interest of $2,004.

Cash Provided by Investing Activities

We did not pursue any investing activities during this period.

Cash Provided by Financing Activities

Net cash provided by financing activities for the period October 27, 2020 (date of inception) to December 31, 2020, consists of proceeds from the issuance of senior secured convertible promissory notes in the principal amount of $215,000. The senior secured convertible promissory notes mature on November 21, 2021 and accrue interest at eight (8%) per annum. Interest is paid quarterly, from the date of issuance, through the maturity date.

Off-Balance Sheet Arrangements

The senior secured convertible promissory notes contain a protection feature (commonly referred to as a “Down Round”) whereupon any issuance by us of common stock, or a security that is convertible into common stock, at a price lower than a net receipt of $0.11 per share, then the conversion price will be adjusted to equal the lower price per share. We have accounted for the Down Round as a contingent beneficial feature and will record a benefit to a Holder, if and, when a conversion price adjustment occurs.

Critical Accounting Policies and Significant Judgments and Estimates

The  discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared accordance with accounting principles generally accepted in the United States of America or GAAP. The preparation of these financial statements requires us to use judgment to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures at the date of the financial statements and the reported amounts of expenses during the reported period. These assumptions and estimates could have a material effect on the financial statements. Actual results may differ materially from those estimates. We periodically reviews estimates on an ongoing basis based on information currently available, and changes in facts and circumstances may cause the Company to revise these estimates.

Our significant accounting policies are described in more detail in Note 2 to our financial statements included elsewhere   in this prospectus.

Internal Control Over Financial Reporting

Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. GAAP. Under standards established by the Public Company Accounting Oversight Board, or PCAOB, a deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or personnel, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. The PCAOB defines a material weakness as a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented, or detected and corrected, on a timely basis.

During the preparation of our financial statements for the period October 27, 2020 (date of inception) to December 31, 2020, we and our independent registered public accounting firm identified material weaknesses in our internal control over financial reporting related to the level of review of our internally prepared financial statements and lack of adequate segregation of accounting functions.

We intend to implement measures designed to improve our internal control over financial reporting to remediate these material weaknesses. The Company's plan to remediate the material weaknesses in its internal control over financial reporting includes utilizing a portion of the working capital from its initial public offering to increase staffing within its finance department sufficient to facilitate proper segregation of accounting functions and to enable appropriate review of its internally prepared financial statements. In addition, the Company plans to retain outside consultants, expert in, and specializing in SEC reporting for public company registrants.

BUSINESS

Overview

General

As used herein, “we,” “us,” “our,” the “Company,” “Thumzup,” means Thumzup Media Corporation unless otherwise indicated. Thumzup operates in a single business segment which is social media marketing. Thumzup has a mobile iPhone and Android application called “Thumzup™” that connects brands and people who use and love these brands. For the advertiser, Thumzup activates real people to post real product reviews and testimonials on social media.

Thumzup is building an influencer and “gig” economy community around its Thumzup mobile app that will generate scalable word-of-mouth product posts and recommendations for advertisers on social media. It is designed to connect advertisers with individuals who are willing to promote their products online and offline.

Micro Influencer Software Technology

The Thumzup mobile app enables a user to select a brand that they want to post about on social media. Once the Thumzup user selects the brand and takes a photo using the Thumzup app, the Thumzup app posts the photo and a caption to the user’s social media accounts. For the advertiser, the Thumzup system enables brands to get real people to promote their products to their friends, rather than displaying banner ads that people are tuning out.

We will be offering new digital media technologies to the public as well as corporate institutions. The average American adult spent 7.5 hours a day using digital media in 2020.[3] The  amount of daily usage has increased every year since 2008 and the recent rate of increase is accelerating.[4] Additionally, we will be empowering businesses that want to interact with these users with new tools and data so they can increase consumer awareness and expand their customer bases.

In the past decade, social media platforms like Instagram, Facebook, Twitter, Pinterest, and TikTok have achieved mass worldwide consumer acceptance and created hundreds of billions of dollars in shareholder value. This worldwide viral growth demonstrates that new social media platforms which present the right combination of experience and value, will attract users who will invest significant amounts of time on compelling new platforms.

We are a start-up, pre-revenue entity building new real-time platforms to support the gig economy. We believe that acceptance of our app and revenue growth can be driven by our empowering everyday people to make money by posting about what they find to be enjoyable or attractive on social media. Thumzup in our view is a conduit for advertisers to connect directly with consumers and we will need to secure enough advertisers to make our app an attractive platform for adoption and scalability. No assurance can be given that we will be able to achieve these results.

Our Industry—Influencer Marketing

We sell our services into the rapidly growing subset of online advertising called “influencer marketing”. As social media influencers become more plentiful and proven, advertising spending has increased in this space. Brands are set to spend up to $15 billion on influencer marketing by 2022, per Insider Intelligence estimates, based on Mediakix data.[5] . Business Insider forecasts that Influencer Marketing could grow at a 28% CAGR from $7B in 2017 to $15 billion by 2022.[6] Major brands recognize that having their happy customers post on social media is valuable.

Our first product—Thumzup app

In Mary Meeker’s 2019 Internet Trends report she highlighted that the primary reason people chose to make new e-commerce purchases was that the product had been recommended by a friend.[7] In 2021, we anticipate operating in a single business segment which is social media marketing. We are developing a mobile iPhone and Android application called “Thumzup” that will connect brands, products and services to the people who use and love these brands, products and services. For advertisers, Thumzup activates real people to post real product reviews and testimonials on social media which may enhance brand awareness, reach targeted consumers more directly and effectively while driving profitable traffic to their goods and services.

We are building an influencer and gig economy community around our Thumzup mobile app that will generate scalable word-of-mouth product posts and recommendations for advertisers on social media. Our app is designed to connect advertisers with individuals who are willing to promote their products online and offline.

Nielsen’s study “Global Trust In Advertising” found the most credible form of advertising comes from friends and family often referred to as “Word of Mouth.” Specifically, the most trusted source of product influence is that 83% of respondents say they completely or somewhat trust the recommendations of friends and family.[8] Thumzup is a platform designed to make Word of Mouth advertising easy, cost-effective, and scalable. We have positioned our platform largely based on the following:

[3] https://www.statista.com/statistics/565628/time-spent-digital-traditional-media-usa/

[4] https://www.bondcap.com/report/itr19/

[5] https://www.businessinsider.com/influencer-marketing-

report#:~:text=The%20influencer%20marketing%20industry%20is,gold%20standard%20for%20the%20group

[6] https://www.businessinsider.com/influencer-marketing-report

[7] https://www.scribd.com/document/413048704/Internet-Trends-2019#download&from_embed

[8] http://www.nielsen.com/us/en/insights/reports/2015/global-trust-in-advertising-2015.html

·	Most existing paid influencer marketing platforms were designed for professional and semi-professional online personalities .

·	Some of these platforms have expanded to accommodate what they term as micro-influencers, people with 5,000 to 30,000 social media followers.

·	In our opinion, none of these influencer platforms has entered the public consciousness and found mass adoption.

·	We have designed Thumzup “from the ground up” to make it easy for brands and service providers to activate people who are not professional influencers but who are passionate about the products, services or establishments they enjoy or frequent and then are willing to relate those experiences to their friends and other social media followers.

·	We have designed Thumzup with Apple-style simplicity and intuitive features to make participation by all individuals seamless with their existing use of social media.

·	According to a Nielsen study, influencer marketing content delivers 11 times higher return on investment than traditional forms of digital marketing.[9]

·	Accounts with over a million followers currently can earn $10,000 to $15,000 for a single sponsored post (depending on its engagement).[10]

·	The key finding of our data is that as an influencer’s follower total rises, the rate of engagement (likes and comments) with followers decreases. Those with less than 1,000 followers, also referred to as nano influencers, generally received likes on their posts 8% of the time. Users with over 10 million followers only received likes 1.6% of the time. There thus appears in our view a clear downward correlation between follower sizes and post likes.

·	Around 66% of marketers now use influencers.

·	Nearly half of U.S. marketers plan to increase their influencer budgets.

·	According to Chute, 64% of millennials recommend a product at least once a month through social media and one-third of millennials aspire to be or currently act as influencers.[11]

 Micro-influencer Software Technology

Our Services

Our mobile app enables a user to select a brand, service or product, collectively a brand, that he or she will want to post about on social media. Once the Thumzup app user selects the brand service or product and takes a photo using the Thumzup app, the Thumzup app posts the photo and a caption to the user’s social media accounts. For the advertiser, the Thumzup system enables brands to get real people to promote their products and services to their friends, rather than displaying banner ads that people are largely tuning out or disregarding.

With the Thumzup app we are targeting and seeking to sign up everyday people and gig economy workers who like specific brands and present them opportunities to be paid for posting about the brands on social media. We believe that our management team has the sales relationships, legal and technology expertise for our current level of development. We will need to add additional staff to rapidly grow our business.

Intellectual Property

Thumzup was incorporated in Nevada in October 2020. We own the source code for the Thumzup applications on the iPhone iOS and the Android. We also own the source code for the “backend” system that administrates the Thumzup app, tracks payments and advertising campaigns.

On April 13, 2021, Thumzup Media Corporation filed application 90642789 with the U.S. Patent and Trademark Office to trademark "Thumzup" and application 90642848 to trademark the Thumzup logo.

We will pay users a monetary amount per screened post which may range from $ 1.00 to $100.00. Thumzup will facilitate screening of posts that have no inappropriate language or images, seeking images and text that represent our clients in a positive

[9] https://cdn2.hubspot.net/hubfs/1882019/TapInfluence/Resources/1009%20-%20Nielsen_Study_Case_Study.pdf

[10] https://mediakix.com/blog/influencer-rates/

[11] https://www.marketingdive.com/news/social-nfluencer-marketing-evolution-2016/432185/

Per Post Fee. Thumzup advertisers are charged a “Per Post Fee.” By way of illustration, an advertiser that buys 100,000 posts from Thumzup, to payout $8 per post to Thumzup users, would purchase the posts for $10.00 each or $1,000,000.  The users in this illustration would receive a total of $800,000 and Thumzup would retain $200,000 for its services.  The Thumzup platform would facilitate 100,000 posts for the advertiser from Thumzup users sharing with their friends about their endorsed products on social media.

Setup Fee. Our business plan calls for Thumzup advertisers to pay a setup fee. The setup fee is used to cover any costs associated with onboarding the advertiser.

FTC disclosure.

The Federal Trade Commission requires that paid posts are disclosed. Thumzup includes #ad to every post to comply with these FTC requirements.

Value Proposition

The app is designed to generate scalable word-of-mouth product recommendations for advertisers. It is designed to connect advertisers with individuals who are willing to authentically promote their products online. We envision that many gig economy workers will be ideal candidates to become users posting on Thumzup. Imagine a gig economy driver waiting for their next fare who takes a moment to post about the good experience they had at their lunch spot where they are waiting. Imagine a gig economy worker on a laptop at a coffee shop doing a graphic design project from a gig economy site who takes a moment to post about the coffee shop where they are working on Thumzup. We believe that Thumzup can easily provide extra income for this existing pool of gig economy workers. We believe these gig economy workers will be able to provide quality Thumzup posts on social media that advertisers will be willing to pay for.

Regulatory Compliance

·	Posts will be marked “#ad” following FTC guidelines.
·	Workflow

Thumzup App Workflow

sneakers online

Give A Thumzup - Get $5

Share a photo of your purchase with your friends and get $5

Instagram
Solisluci #ad I am thrilled with my new red pumps from Sneakers Online. Get $20 off your first order with code: #WC0621 #thumzup

Available on the App Store

Get it on Google play

Download "Thumzup"

Posts to your Instagram

The Thumzup app pays you the rebate via PayPal after it confirms your post

Take a picture of this bar code to get the app automatically

Share a photo of your order with your friends

For direct-to-consumer (DTC) brands, a customer might get a postcard in the box upon receiving a purchase in the mail. A postcard would inform the customer about the opportunity to get cashback by sharing a picture of the purchase with friends on social media. If the user takes a picture of the postcard, a link to download the Thumzup app will appear on the customer’s phone. The illustration to the left and those below are intended as examples only and will not necessarily correlate to a final version or an amount. Actual wording and amounts will depend on agreements with advertisers, products or brands seeking word-of-mouth recommendations and other market factors as may be assessed by management.

For physical stores and restaurants, we offer signage to make patrons aware that they can be paid to tell their friends about their positive experience in the store or restaurant.
When users open the Thumzup app on their phones, they will reach a welcome screen which establishes the idea that they can get paid to post about brands, services and places they like with the app.

Next, a user enters a mobile phone number. The app sends the user a unique code by text message.

The user enters that unique code. This is the process that Thumzup uses to avoid fraud, abuse, and fake accounts. It is also now easy for Thumzup to communicate with the users and give them feedback about their posts for quality control

The Main screen appears after a user enters the unique code we sent. The main screen enables each user to easily select brands, nearby restaurants, and stores that will pay the Thumzup user to post to friends and other followers about products and places recommended by the user on social media.

The main screen has seven main areas where the user can take action. There is what we call a “hamburger” menu in the upper left to access administrative functions and there is a balance due to the user displayed on the upper right. Next, going down the screen there is a search bar, a map tool, a left to the right slider to select brands that will pay for posts, and an up and down slider to select locations nearby that will pay to post. The “hamburger” menu in the upper left gives the user access to change bank or payment information, to link to social media, and to invite friends. The balance due to the user number in the upper right has the total of monies pending and monies due but not yet transferred to the user.

When users select a brand or location tile from the main menu, the app enables them to take pictures of their enjoying the product or experience.  The app then enables them to customize the caption that will be posted to social media. Once users submit the pictures and captions, they get uploaded and displayed on the social media account of those users.

Thumzup inserts the #ad tag required to disclose that the post is a paid promotion. If the advertiser, in this case at left, a fictional brand called “Wearclick” has chosen to offer a discount code to the Thumzup user’s friends on social media, that discount code gets embedded in the post along with the offer.

When the user makes a new post, the post is reviewed by Thumzup on behalf of the client to assure that it meets community standards, does not include sexually explicit images or text, and that the post reflects the client in a commercially favorable light. For instance, if images are poorly lit or irrelevant to the brand, our platform will send text messages to the users giving them this feedback and explaining that the post is not due for payment.

If the user selects the map pin icon from the main page, a local map with a search bar is displayed to help them locate local businesses that will pay them to post on a map.

When users want to receive the money they have earned they tap on the PayMe! Selection on the app menu. The app then pays the user via online payment systems, such as Venmo, the amount due from all screened posts made by that user.

Proposed Features and Benefits

Feature	Benefit
Users can search for brands they like	Users easily discover brands to post about
Users can get paid to post about brands	Thumzup posts generally are better than impersonal ads
System will allow posts to be reviewed before user is paid	Quality control
Users can opt-in to receive texts	Thumzup can give feedback on posts
Campaign spend can be limited by total and by month	Control budget and eliminate
Campaign spend can be limited by user by day	Eliminate abuse or saturation
Posts can contain promo codes	Advertisers can drive and track sales
Landing page links	Advertisers can track ROAS – Return On Ad Spend
See locations that pay on the map	Drives users to buy from Thumzup advertisers
See feed from other users	Builds Thumzup community
See users who repeatedly post	Target the brands best fans

The mobile app will enable the user to search for brands they like that will pay them to post. This is useful so that Thumzup users can easily discover brands they like to post about. The app pays user to post about brands.

In our opinion, paid posts from happy customers posting about brands and services they like offer attractive, compelling values to advertisers and users compared to traditional online advertising because those posts should yield higher response rates. In our beta test, we paid more than 100 micro-influencers between $1.00 and $10.00 to post about things they like. This post, for example, received 31 “likes” from an Instagram user who has 974 followers. That is a 3.2 percent response rate which is about six times the average response rate of Instagram ads.[12]

[12] https://blog.adstage.io/instagram-ads-cpm-cpc-ctr-

benchmarks#:~:text=The%20average%20click%2Dthrough%20rate,all%20the%20major%20ad%20networks.

The system will enable us to provide quality control by reviewing posts to make sure that the posts meet community standards and are commercially useful to the advertiser. This helps reduce the number of people who may try to game the system to otherwise not use it properly. Thumzup user’s will be able to opt-in to receive text message from brands. This opt-in opportunity is valuable to brands because text messages have higher visibility to potential customers than emails.[13]

The system will enable “campaign spend” to be limited by total and by month. We believe that this feature enables more efficient budgetary control while reducing unintended cost overruns. The system also will enable campaign spend to be limited by user by day. This feature may eliminate abuse or saturation by users who post more than what may be commercially valuable to advertisers.

The system will provide for posts containing promo codes. This enables advertisers to drive and track sales from the Thumzup platform. The Thumzup system will support landing page links to provide additional mechanisms for advertisers to track attribution and Return On Ad Spend (ROAS), the industry term similar to Return on Investment (ROI).

The Thumzup app will show locations that pay to post on a map. This feature is designed to drive users to buy from Thumzup advertisers. The app will display a feed of posts from other users. This builds the Thumzup community and increases engagement with the Thumzup app. Our backend technology has the ability to find the publicly available Instagram accounts of users who repeatedly post about specific brands. This feature enables us to reach out to additional new users to join the platform when we sign up new clients.

Go To Market Strategy

Phase One

We expect initially to be targeting the following vertical markets: Direct-to-consumer shoes and clothing, streaming video providers, direct-to-consumer nutraceuticals, re-opening fast casual restaurants, re-opening cruise lines and spas. These are subject to change as we continue to get feedback from these and other markets. We also will focus on consumers and businesses in Northern and Southern California to generate initial grass roots awareness and involvement.

Our main objective in Phase One is to be able to document and demonstrate that our early-recruited clients are able to sell more of their products and services per dollar of advertising spent on our platform than on using existing influencer marketing or online advertising methods.

Not every advertiser will need those metrics in order for Thumzup to establish a repeat customer base from among our advertisers. Some advertisers in our view already believe that user generated content is the future of more effective advertising and will want to increase their involvement to stay fresh and ahead of the curve.[14] Nevertheless, in order to scale our business to significant revenue, as to which we can give no assurance, we will need to be able to prove that we deliver significant Return On Ad Spend (ROAS). Tracking software available to advertisers can determine sales driven to the advertiser’s online store from Thumzup landing pages. ROAS is the amount of sales that came to the online store from the Thumzup pages divided by the cost of the advertiser’s Thumzup campaign.

We expect to reach out to existing professional influencers in our target vertical markets and pay them to help us drive awareness. We will be targeting businesses that are well capitalized but need to resurrect their businesses from the Covid-19 slowdown. For instance, the Ship Technology website (www.ship-technology.com) has an article that lists the top ten influencers that people interested in taking cruises follow. For example, we may look to establish a partnership with one of these influencers to design a campaign with a cruise line where passengers get paid to post about their fun trip to their friends on social media. We anticipate that these posts from our platform would include promotional codes to drive sales.

We also are reviewing proposals from expert direct-to-consumer outsourced CMO (Chief Marketing Officer) firms to assist us in meeting our Phase One goals. We selected Direct-to-consumer shoes and clothing, streaming video providers, direct-to-consumer nutraceuticals, re-opening fast casual restaurants, re-opening cruise lines and spas. These are subject to change as we continue to get feedback from market and experienced advisors.

[13] https://www.mediapost.com/publications/article/339343/study-texting-is-more-efficient-than-email.html

[14] https://medium.com/@14ideas/user-generated-content-is-the-future-of-marketing-

25a304770e32#:~:text=User%20generated%20content%20(UGC)%20gives,authentic%2C%20meaningful%20approach%20to%20advertising.

Phase Two

Once we have obtained the accumulated data in Phase One that can demonstrate the Return On Ad Spend (ROAS), we will build a self-service portal so that advertisers can sign up and activate campaigns online. We will use email, text and social media advertising to drive traffic to this portal. In our beta test, we ran Facebook ads and we had qualified businesses contact us online and ask to purchase the “pay users to post” service as described in this document. We will have a senior business development experienced in selling advertising who will call on major accounts. We expect Phase One to begin in Q4 2021 and Phase Two to commence in Q2 2022. We anticipate being able to report revenues with the close of Q1 2022.

Financing Plan

In November 2020, we raised an aggregate of $215,000 through sales of senior secured convertible promissory notes to four investors. Since December 31, 2020 we have raised an additional $724,530 through the sale of our shares to accredited investors as that term is defined under federal securities laws. These funds are being used to launch the Thumzup app into the Apple App Store and Google Play Store and to cover operating costs including marketing and other administrative costs and expenses.

Competition

Top 10 Influencer Marketing Platforms

Market Research firm G2 ranks the top ten influencer marketing software companies as GRIN, #paid, CreatorIQ, Mavrck, Popular Pays, Tribe Dynamics, AspireIQ, Influenster, Traackr ,and Hivency.[15] This influencer marketing software space is focused on influencers who see themselves as professional influencers. None of these companies are building a platform designed to turn social media users into micro-influencers in the manner that we seek to accomplish.

Worth Network is a direct competitor that has a mobile app the lets brands distribute payments to social media users. Worth Network is still very early stage in our opinion and has not reached critical mass.

Rep is also an app that connects brands with influencers who are interesting in promoting brands.

Market Research

In designing the Thumzup platform, we have had extensive discussions and interactions with potential advertising clients and advertising experts, senior executives, and senior management at major brands as well as owners of a variety of small proprietorships. The Thumzup team received specific feedback that businesses large and small were looking for a way to incentivize and attract satisfied customers who would share that satisfaction their friends and social media followers. The features in the platform design outlined above came emerged directly from these conversations with potential clients and advertising experts. Thumzup management has identified more than 600 businesses from small local businesses to global merchants to which Thumzup plans to present the new release of our software in Q2 and Q3 2021.

Problems in the market that we solve

In March 2019, JetBlue Airways did a promotion where it offered free travel to people in exchange for posting about JetBlue on social media.[16] The promotion was deemed not to be a success because many of the people reportedly deleted the posts after claiming the reward. JetBlue had no platform for tracking the influencers and holding them accountable. The Thumzup platform can sample the user’s Instagram feed to assure that the post is up before the payment is due.[17]

[15] https://www.g2.com/categories/influencer-marketing-platforms

[16] https://mediakix.com/blog/influencer-marketing-fails/

[17] https://mediakix.com/blog/influencer-marketing-fails/

Employees

We have one full-time employee  and have retained an outsourced management consultant, who on a part-time basis performs accounting and financial reporting services on our behalf. We also utilize the services of approximately eight to ten part-time software developers.

Legal Proceedings

From time to time, we may become involved in litigation or other legal proceedings. We are not currently a party to any litigation or legal proceedings. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Available Information:

Thumzup is located at 711 S. Carson Street Suite 4 Carson City, Nevada 89701. Our telephone number is

(310) 237-2887 and our Internet website address is www.Thumzupmedia.com. Information found on our website is not deemed to be part of this prospectus.

MANAGEMENT

Management and Board of Directors

Our current members of the Board of Directors and executive officers are listed below.

Name	Age	Company Title
Robert Steele	55	CEO, President, Chief Financial Officer and sole Director

All directors serve for one year and until their successors are elected and qualified. All officers serve at the pleasure of the Board of Directors. There are no family relationships among any of our officers and directors. The Company plans to put in place a management team with the sales relationships, legal and technology expertise to rapidly grow the business.

Information concerning our executive officers and directors is set forth below.

Robert Steele. Mr. Steele is the Chief Executive Officer and sole director of Thumzup Media Corporation. From October 2019 until present Mr. Steele has operated a consulting business that has provided investor relations, financial, sales and marketing consulting services to various clients. Mr. Steele was the Director of Client Positioning at IRTH Communications, LLC from January 2017 to September 2019. From May 2016 through December 2016 Mr. Steele was an independent consultant rendering sales, marketing and investor relations services. From January 2010 to May 2016 Mr. Steele was the President of Rightscorp, Inc. While at Rightscorp, Mr. Steele designed and deployed patented intellectual property software as a service (SaaS) tools that were used by major brands like Warner Bros. to protect their intellectual property.[18] As President of Rightscorp, Mr. Steele led the design of the software used by clients like Sony/ATV[19], and BMG. BMG successfully used Mr. Steele’s technology to win a landmark $25 million judgment against Cox Communications for copyright infringement.[20] Mr. Steele holds a BS in Electronic and Computer Engineering from George Mason University.

We use independent contractors, software developers and consultants and have no full time employees, other than Mr. Steele who devotes the majority of his time on ThumzUp matters .

Danny Lupinelli is a cofounder of the Company with Mr. Steele. Although Mr. Lupinelli advises Mr. Steele on software and technology related matters we have no agreements with him and he receives no compensation from us . Mr. Lupinelli has been a Staff Software Developer at PayPal from July 2020 until present. Prior to PayPal, Mr. Lupinelli was Lead Software Developer at Hulu from March 2017 to July 2020 and prior to Hulu, Mr. Lupinelli was Senior Software Developer at Zefr from Dec 2016 to March 2017. From July 2016 to November 2016 Mr. Lupinelli was a Computer Architect at Nextdeavor. Prior to Nextdeavor, Mr. Lupinelli was Senior SDET (Software Development Engineer in Test) at Rubicon Project from October 2014 to June 2016.

We utilize the services of Lindsay Jones as an outsourced consultant who oversees maintenance of our books and records and the preparation of our financial statements. Since 2019, Mr. Jones has been a consultant with NOWCFO, a national full-service accounting and management consulting firm. Mr. Jones consults with emerging, mid-market, and large companies, both public and private. Mr. Jones responsibilities include overseeing his clients’ accounting, finance and financial reporting functions. From 2014 to 2018, Mr. Jones was a Founder and Chief Financial Officer of Cascata Packaging, a contract manufacturer specializing in packaging food and nutritional supplements. While at Cascata, Mr. Jones developed and wrote a comprehensive business plan and presented to prospective investors, customers, lenders and suppliers. He was involved with raising $12 million in a combination of bank debt, mezzanine financing and preferred equity. The proceeds were used to purchase equipment, hire employees and construct leasehold improvements. Since inception and through May 31, 2021 we have paid approximately $13,200 for his services.

Executive Compensation

The following table sets forth, for the fiscal years indicated, all compensation awarded to, earned by or paid to Mr. Robert Steele, our Chief Executive Officer. No other executive officer received more than $100,000 in compensation during fiscal 2020.

[18] https://www.hollywoodreporter.com/thr-esq/warner-bros-asserts-first-amendment-786475

[19] https://www.musicbusinessworldwide.com/sonyatv-starts-hunting-music-pirates-rightscorp/

[20] https://www.loeb.com/en/insights/publications/2018/02/bmg-rights-management-v-cox-communications

Compensation Table

	Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Compensation	Options	Restricted Stock Awards

Robert Steele, CEO, President, and Chief Financial Officer	2020	0	0	0	0	0

Stock Option Grants

The Company has no stock option or equity incentive plans and there are no options or warrants outstanding.

Board of Directors Compensation

Directors who are employees of our company or of any of our subsidiaries receive no additional compensation for serving on our Board of Directors or any of its committees. We currently have no independent or outside directors. We intend to seek and recruit additional management members and senior staff following completion of this offering.

PRINCIPAL SHAREHOLDERS

Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters.

The following table sets forth, as of May 31, 2021, the names, addresses and number of shares of our common stock beneficially owned by all persons known to us to be beneficial owners of more than 5% of the outstanding shares of our common stock, and the names and number of shares beneficially owned by all of our directors and all of our executive officers and directors as a group (except as indicated, each beneficial owner listed exercises sole voting power and sole dispositive power over the shares beneficially owned). As of May 31, 2021, we had a total of 5,754,500 shares of common stock outstanding, excluding 2,010,938 shares issuable on conversion of the Senior Secured Convertible Promissory Notes.

Name of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership(1)	Percent of Common Stock Outstanding(2)

Robert Steele	3,500,000	45%

Daniel Lupinelli	1,500,000	19%

All directors and executive officers as a group (one person)	3,500,000	45%

(1)	A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days (such as through exercise of stock options or warrants). Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

(2)	For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days after the date of this prospectus. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days after the date of this prospectus is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

The table above excludes 2,010,938 shares issuable upon conversion of the senior secured convertible promissory notes issued in November 2020. A note holder is not entitled to convert any portion of the senior secured convertible promissory note in excess of that portion of the note upon conversion of which the sum of (1) the number of shares of common stock beneficially owned by the note holder and its affiliates and (2) the number of conversion shares issuable upon the conversion would result in beneficial ownership by a note holder and its affiliates of more than 4.50% of the then outstanding shares of common stock. See “Description of Securities-- Senior Secured Convertible Promissory Notes.”

From time to time, the number of our shares held in the “street name” accounts of various securities dealers for the benefit of their clients or in centralized securities depositories may exceed 5% of the total shares of our common stock outstanding.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Upon formation of the Company, we issued 5,000,000 shares of common stock (at $0.001 par value) to our founders, officers and directors. Our founders have agreed to take no salaries, consulting fees, loans or payment of any kind until there has been satisfaction of each of the following conditions: (i) registration of the shares underlying the senior secured convertible promissory notes with the United States Securities Commission (“SEC”) on Form S-1; (ii) obtaining a trading symbol from FINRA or its successor,; (iii) listing of the Company’s shares of common stock for trading on OTCQB or a national securities exchange such as Nasdaq; (iv) completing an equity raise of at least $3 million at a pre-money valuation for the Company of at least $10 million; and (v) timely having made all periodic and other filings required of a “reporting” company with the SEC for a period of not less than 12 months.

Robert Steele and Daniel Lupinelli assigned their intellectual property related to the Thumzup application to the Company in connection with its initial organization. Robert Steele and Daniel Lupinelli have pledged the common stock owned by them as collateral for obligations owing under the senior secured convertible promissory notes.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share. As of December 31, 2020, 5,000,000 shares of common stock were issued and outstanding.

Common Stock –

All outstanding shares of our common stock are fully paid and nonassessable. The following summarizes the rights of holders of our common stock:

●	a holder of common stock is entitled to one vote per share on all matters to be voted upon generally by the shareholders and are not entitled to cumulative voting for the election of directors;

●	subject to preferences that may apply to shares of preferred stock outstanding, the holders of common stock are entitled to receive lawful dividends as may be declared by our board of directors;

●	upon our liquidation, dissolution or winding up, the holders of shares of common stock are entitled to receive a pro rata portion of all our assets remaining for distribution after satisfaction of all our liabilities and the payment of any liquidation preference of any outstanding preferred stock;

●	there are no redemption or sinking fund provisions applicable to our common stock; and

●	there are no preemptive, subscription or conversion rights applicable to our common stock.

Warrants

As of December 31, 2020, there were no warrants issued.

Senior Secured Convertible Promissory Notes

In November 2020 we issued an aggregate of $215,000 of senior secured convertible promissory notes to four accredited investors as that term is defined under the federal securities laws. The notes bear interest at 8% per year and are due in November 2021. Each holder may elect at any time to convert its note in whole or in part into shares of our common stock at an initial conversion price of $0.11 per share (the “Conversion Price”) provided that upon the issuance by Company of common stock, or a security that is convertible into common stock, at a price lower than a net receipt to the Company of $0.11 per share (a “Down Round Financing”), then the Conversion Price shall be adjusted to equal the price per share of the Down Round Financing. A note holder is not entitled to convert any portion of the senior secured convertible promissory note in excess of that portion of the note upon conversion of which the sum of (1) the number of shares of common stock beneficially owned by the note holder and its affiliates and (2) the number of conversion shares issuable upon the conversion would result in beneficial ownership by a note holder and its affiliates of more than 4.50% of the then outstanding shares of common stock. See Note 4 of Notes to Financial Statements and “Selling Shareholders.”

Subsequent to December 31, 2020 and through April 28, 2021, the Company sold 724,500   shares of common stock at $1.00 per share (par value $0.001 per share) and 30,000 shares at par.

Anti-Takeover Effects of Nevada Law and Our Articles of Incorporation and Bylaws

Some provisions of Nevada law, our articles of incorporation, and our bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that shareholders may otherwise consider to be in their best interest or in our best interests, including transactions that provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms. Shareholder Meetings. Our bylaws provide that a special meeting of shareholders may be called only by our president, by all of the directors provided that there are no more than three directors, or if more than three, by any three directors, or by the holder of a majority of our capital stock.

Shareholder Action by Written Consent. Our bylaws allow for any action that may be taken at any annual or special meeting of the shareholders to be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Shareholders Not Entitled to Cumulative Voting. Our bylaws do not permit shareholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

Nevada Business Combination Statutes. The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the NRS, generally prohibit a Nevada corporation with at least 200 shareholders from engaging in various “combination” transactions with any interested shareholder for a period of two years after the date of the transaction in which the person became an interested shareholder, unless the transaction is approved by the board of directors prior to the date the interested shareholder obtained such status or the combination is approved by the board of directors and thereafter is approved at a meeting of the shareholders by the affirmative vote of shareholders representing at least 60% of the outstanding voting power held by disinterested shareholders, and extends beyond the expiration of the two-year period, unless:

●	the combination was approved by the board of directors prior to the person becoming an interested shareholder or the transaction by which the person first became an interested shareholder was approved by the board of directors before the person became an interested shareholder or the combination is later approved by a majority of the voting power held by disinterested shareholders; or

●	if the consideration to be paid by the interested shareholder is at least equal to the highest of: (a) the highest price per share paid by the interested shareholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested shareholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested shareholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is generally defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested shareholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, (c) 10% or more of the earning power or net income of the corporation, and (d) certain other transactions with an interested shareholder or an affiliate or associate of an interested shareholder. In general, an “interested shareholder” is a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our shareholders the opportunity to sell their stock at a price above the prevailing market price.

Nevada Control Share Acquisition Statutes. The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations” that are Nevada corporations with at least 200 shareholders, including at least 100 shareholders of record who are Nevada residents, and that conduct business directly or indirectly in Nevada. The control share statute prohibits an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested shareholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Generally, once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested shareholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other shareholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of the control share statutes and will be subject to these statutes if we are an “issuing corporation” as defined in such statutes.

The effect of the Nevada control share statutes is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the shareholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of us.

Amendment of Charter Provisions. The amendment of any of the above provisions would require approval by holders of at least a majority of the total voting power of all of our outstanding voting stock.

The provisions of Nevada law, our articles of incorporation, and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board of directors and management. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is Pacific Stock Transfer, 6725 Via Austi Parkway, Suite 300, Las Vegas Nevada 89119. Its telephone number is (800) 785-7782.

SELLING shareholders

The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by the Selling Shareholders named below and as adjusted to give effect to the sale of the shares offered hereby. Of the 2,765,438 shares of common stock being offered by the Selling Shareholders, 2,010,938 shares of common stock are issuable upon conversion of senior convertible promissory notes acquired by certain of the Selling Shareholders in November 2020. Conversion of the notes may occur at time and from time while the notes are outstanding at the sole option of each holder of the notes. The shares beneficially owned have been determined in accordance with rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. All information contained in the table below is based upon information provided to us by the selling shareholders and we have not independently verified this information. The Selling Shareholders are not making any representation that any shares covered by the prospectus will be offered for sale. The selling shareholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

As explained below under “Plan of Distribution,” we have agreed with the Selling Shareholders to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Percentage of Outstanding Common Shares	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus.	Number of Shares of Common Stock Beneficially Owned Following the Offering(2)	Percentage of Outstanding Common Stock Beneficially Owned Following the Offering
Hampton Growth Resources, LLC (1)(3)	739,166	9.52%[1]	739,166	0	*
Optimum Holdings, Inc (A Wyoming Corporation) (1)(4)	739,166	9.52%[1]	739,166	0	*
Westside Strategic Partners, LLC (1)(5)	492,272	6.34%[1]	492,272	0	*
JDF Investments Co LLC (1)(6)	140,334	1.81%[1]	140,344	0	*

Andrew Arno & Janis Arno JTWROS	10,000	*	10,000	0	*
Barker, Howard	1,000	*	1,000	0	*
Bear Creek Capital LLC (Florida) (7)	10,000	*	10,000	0	*
Bleazard, Derek	4,000	*	4,000	0	*
Bosque International, Inc. (8)	25,000	*	25,000	0	*
Brady, John	1,500	*	1,500	0	*
Castaldo, Gregory	25,000	*	25,000	0	*
Conrad, Brett	100,000	1.29%	100,000	0	*
Crutchfield, Chad	5,000	*	5,000	0	*
Daradics, Kurt	1,000	*	1,000	0	*
Destler, Deborah	2,500	*	2,500	0	*
Destler, Jonathan	2,500	*	2,500	0	*
Dohren, Scott	1,000	*	1,000	0	*
Dunkley, Benjamin	15,000	*	15,000	0	*
Dunkley, Ralph	25,000	*	25,000	0	*
Eamer, Garrett	3,000	*	3,000	0	*
Eamer, Jordan	2,000	*	2,000	0	*

Elmahdi, Samer	2,000	*	2,000	0	*
Fernane, Jacob	10,000	*	10,000	0	*
Fly High Reno, LLC (9)	20,000	*	20,000	0	*
Grunfeld, Aaron	30,000	*	30,000	0	*
Gerald & Lynette Hannahs JTROS	25,000	*	25,000	0	*
Holubiak, Myron	5,000	*	5,000	0	*
Honig, Jonathan	50,000	*	50,000	0	*
Jeffery, Stuart	10,000	*	10,000	0	*
Jones, Adrian	5,000	*	5,000	0	*
Jones, Lindsay	5,000	*	5,000	0	*
Karr, Edward	10,000	*	10,000	0	*
Lazerus, Robert	1,000	*	1,000	0	*
Londoner, Kenneth	20,000	*	20,000	0	*
Mawhinney, Mark	10,000	*	10,000	0	*
Mazur, Leonard	25,000	*	25,000	0	*
McNeill, Marc	10,000	*	10,000	0	*
Mills, Daniel	5,000	*	5,000	0	*
Mingo, Roy	5,000	*	5,000	0	*
Pittman, Diane	1,000	*	1,000	0	*
Quintero, Frank	10,000	*	10,000	0	*
Reda, Joseph	25,000	*	25,000	0	*
Russell, Grant	2,000	*	2,000	0	*
Russell, Ma Loreto	8,000	*	8,000	0	*
Sabo, John	10,000	*	10,000	0	*
Schechter, Jonathan	10,000	*	10,000	0	*
Schneider, Dennis	1,000	*	1,000	0	*
Scott, Andrew	25,000	*	25,000	0	*
Sheetal Shah Revocable Trust (10)	5,000	*	5,000	0	*
Steppling, Gary	2,500	*	2,500	0	*
Steppling, Maria	2,500	*	2,500	0	*
The Gel Group LLC (11)	10,000	*	10,000	0	*
Travers, Paul	3,000	*	3,000	0	*
V4 Global, LLC(12) Wang, Howard	50,000 5,000	*	50,000 5,000	0 0	* *
Werner, Kathryn	1,000	*	1,000	0	*
Winter, Rymann	2,000	*	2,000	0	*

*Less than 1%

(1)	The number of shares of common stock underlying the convertible notes that may be acquired by a selling shareholder upon the conversion of the convertible notes, is limited to ensure that, following such conversion or exercise, the total number of shares of common stock then beneficially owned by such selling shareholder and its affiliates and other persons whose beneficial ownership of common stock would be aggregated with such selling shareholder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, does not exceed 4.5% of the total number of our issued and outstanding shares of common stock at the time of conversion.

(2)

Assumes that the selling shareholders disposed of all of the shares of common stock covered by this prospectus and do not acquire beneficial ownership of any additional shares. The registration of these shares does not necessarily mean that the selling shareholders will sell all or any portion of their shares covered by this prospectus.

(3)	Andrew Haag (Managing Member) has the sole right to vote and/or dispose of the shares held by Hampton Growth Resources, LLC
(4)	Joe Thomas (President) has the sole right to vote and/or dispose of the shares held by Optimum Holdings, Inc

(5)	Robert Haag (Managing Member) has the sole right to vote and/or dispose of the shares held by Westside Strategic Partners, LLC
(6)	Sim Farar (Managing Member) has the sole right to vote and/or dispose of the shares held by JDF Investments Co. LLC
(7)	Raymond H Oliver, (Managing Member) has the sole right to vote and/or dispose of the shares held by Bear Creek Capital LLC
(8)	Maria Fernanda Soto Benitez (CEO) has the sole right to vote and/or dispose of the shares held by Bosque International, Inc)
(9)	Dunkley, Blake, (COO) has the sole right to vote and/or dispose of the shares held by Fly High Reno LLC.
(10)	Sheetal Shah has the sole right to vote and/or dispose of the shares held by Sheetal Shah Revocable Trust
(11)	Jeffrey Galvani (Managing Partner) has the sole right to vote and/or dispose of the shares held by The Gel Group LLC
(12)	Scott Cohen ,Member, has the sole right to vote and/or dispose of the shares held by V4 Global LLC

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the Selling Shareholders. The Selling Shareholders may sell or otherwise dispose of the shares of common stock covered by this prospectus in one or more transactions at a price of $1.00 per share  whether into a public market or private sale until such time as the securities are listed on OTCQB following which date the Selling Shareholders may sell at prevailing market prices or at any price in privately negotiated transactions. Once listed on OTCQB the shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transactions:

●	transactions on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	in connection with short sales of the shares entered into after the effective date of the registration statement of which this prospectus is a part;

●	by pledge to secure or in payment of debt and other obligations;

●	through the writing of options, whether the options are listed on an options exchange or otherwise;

●	in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

●	through a combination of any of the above transactions.

Each Selling Shareholder and its successors, including its transferees, pledgees or donees or their successors, may sell the common stock directly to the purchaser or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholder or the purchaser. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The Selling Shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgees, transferees or other successors in interest as selling shareholders under this prospectus.

In connection with the sale of our common stock or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Upon being notified in writing by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon being notified in writing by a selling shareholder that a donee or pledgee intends to sell more than 500 shares of common stock, we will file a supplement to this prospectus if then required in accordance with applicable securities law.

The Selling Shareholders also may transfer shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners under an amendment to this prospectus under Rule 424(b)(3) or other applicable provisions of the Securities Act of 1933 amending the list of selling shareholders to include the transferees, pledges or other successors in interest as Selling Shareholders. under this prospectus.

The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of common stock will be paid by the selling shareholders and/or the purchasers. Each selling shareholder has represented and warranted to us that such Selling Shareholders acquired the securities subject to this prospectus in the ordinary course of such selling shareholder’s business and, at the time of its purchase of such securities, such selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each selling shareholder that it may not use shares to be sold under this prospectus to cover short sales of common stock made prior to the date on which the registration statement of which this prospectus forms a part shall have been declared effective by the Commission. If a selling shareholder uses this prospectus for any sale of common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling shareholders will be responsible to comply with the applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling shareholders in connection with resales of their respective shares under this prospectus.

We entered into a registration rights agreement for the benefit of the selling shareholders to register the common stock under applicable federal and state securities laws. The registration rights agreement provides for cross-indemnification of the selling shareholders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling shareholders incident to the registration of the offering and sale of the common stock.

LEGAL MATTERS

The validity of the issuance of the shares offered in this prospectus will be passed upon for us by Law Offices of Aaron A. Grunfeld, Los Angeles California.

EXPERTS

The financial statements of our company for the period October 27, 2020 (date of inception) to December 31, 2020 included in this prospectus have been audited by Haynie & Company, independent registered public accountants, as stated in its report appearing herein and elsewhere in this prospectus and have been so included in reliance upon the report of this firm given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (including exhibits) under the Securities Act, with respect to the shares to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to our company and the common stock offered in this prospectus, reference is made to the registration statement, including the exhibits filed thereto, and the financial statements and notes filed as a part thereof. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

Immediately upon the effectiveness of the registration statement of which this prospectus forms a part, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. We also maintain a website at www.thumzupmedia.com. Upon the effectiveness of the registration statement of which this prospectus forms a part, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

No dealer, salesperson, or other person has been authorized to give any information or to make any representation not contained in this prospectus, and, if given or made, such information and representation should not be relied upon as having been authorized by us or the selling shareholder. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts set forth in this prospectus or in our affairs since the date hereof.

Until                       , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold overallotments or subscriptions.

Thumzup Media Corporation.

Index to Financial Statements

F-1-

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders Thumzup Media Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Thumzup Media Corporation (the Company), as of December 31, 2020, and the related statements of operations, shareholders’ deficit, and cash flows for the period October 27, 2020 (date of inception) to December 31, 2020, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period October 27, 2020 (date of inception) to December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Consideration of the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 3 to the financial statements, the Company has yet to generate revenue, has incurred net losses and has an accumulated deficit. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Haynie & Company

Salt Lake City, Utah

April 29, 2021

We have served as the Company’s auditor since 2021.

F-2-

Thumzup Media Corporation

Balance Sheet

December 31, 2020

Assets
Current assets:
Cash and cash equivalents	$101,317
Restricted Cash	100,000
Prepaid expenses and other current assets	10,000
Total current assets	211,317

Total Assets	$211,317

Liabilities and Shareholders' Deficit

Current liabilities:
Accrued interest and other expenses	$2,004
Senior Secured Convertible Promissory Notes	215,000
Total current liabilities	217,004

Total liabilities	217,004

Shareholders' equity:
Common stock, $0.001 par value, 100,000,000 shares authorized
5,000,000 shares issued and outstanding	5,000
Additional Paid in Capital	(5,000)
Accumulated deficit	(5,687)
Total shareholders' deficit	(5,687)

Total Liabilities and Shareholders' Deficit	$211,317

See Notes to Financial Statements

F-3-

Thumzup Media Corporation

Statement of Operations

The Period October 27, 2020 (date of inception) to December 31, 2020

Expenses:
Research and development	$2,783
General and administrative	1,000
Total expenses	3,783

Loss from operations	(3,783)

Interest expense	1,904

Loss before income tax expense	(5,687)

Benefit from income taxes	-

Net Loss	($5,687)

Net loss per share	$0.00

Weighted average number of shares outstanding	5,000,000

See Notes to Financial Statements

F-4-

Thumzup Media Corporation

Statement of Shareholders’ Deficit
The Period October 27, 2020 (date of inception) to December 31, 2020

	Common Stock				Total
			Paid-In	Accumulated	Shareholders'
	Shares	Amount	Capital	Deficit	Deficit

Balance at October 27, 2020	-	$ -	$ -	$ -	$ -

Issuance Founders' common stock	5,000,000	5,000	(5,000)	-	-

Net loss	-	-	-	(5,687)	(5,687)

Balance at December 31, 2020	5,000,000	$ 5,000	$ (5,000)	$ (5,687)	$ (5,687)

See Notes to Financial Statements

F-5-

Thumzup Media Corporation

Statement of Cash Flows

The Period October 27, 2020 (date of inception) to December 31, 2020

Cash flows from operating activities:
Net loss	($5,687)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(10,000)
Accrued interest and other expenses	2,004
Net cash used by operating activities	(13,683)

Cash flows from investing activities	-
Net cash used in investing activities	-

Cash flows from financing activities
Proceeds from issuance of Senior Secured Convertible Promissory Notes	215,000
Net cash used in financing activities	215,000

Net increase decrease in cash	201,317

Cash, cash equivalents and restricted cash - beginning	-
Cash, cash equivalents and restricted cash - ending	$201,317

Supplemental disclosures:
Interest paid	-

See Notes to Financial Statements

F-6-

Thumzup Media Corporation

Notes to Financial Statements

Note 1 - Business Organization and Nature of Operations

Thumzup Media Corporation (“Thumzup” or “Company”) was incorporated October 27, 2019, under the laws of the State of Nevada, and its headquarters are located in Carson City, Nevada. The Company is a pre-revenue software company dedicated to building an influencer community around its mobile app (“App”). Once fully developed, the App will generate scalable word-of-mouth product posts and recommendations for advertiser on social media and is designed to connect advertisers with individuals who are willing to promote their products online.

The Thumzup App will enable users to select a brand they want to post about on social media. Once the Thumzup user selects the brand and takes a photo (using the App), the App will post the photo and a caption to the user’s social media accounts. For the advertiser, the Thumzup system enables brands to get real people to promote their products to their friends, rather than displaying banner ads that people are tuning out.

The Company is an “emerging growth company” as that term is used in the Jumpstart our Business Startups Act of 2012, and as such, have elected to comply with certain reduced public company reporting requirements.

Note 2 – Summary of Significant Accounting Policies

Use of Estimates

The Company prepares its financial statements in accordance with accounting principles generally accepted accounting principles in the United States of America, which requires management to use its judgment to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures at the date of the financial statements and the reported amounts of expenses during the reported period. These assumptions and estimates could have a material effect on the financial statements. Actual results may differ materially from those estimates. The Company’s management periodically reviews estimates on an ongoing basis based on information currently available, and changes in facts and circumstances may cause the Company to revise these estimates.

Cash and Cash Equivalents

Cash and cash equivalents include all cash on hand, demand deposits and short-term investments with original maturities of three months or less when purchased.

The Company’s restricted cash consists of cash the Company is contractually obligated to maintain in accordance with the terms of its November 19, 2020 Note Purchase and Security Agreement (See note 4). The Company deposited $100,000 of the financing proceeds into an escrow with an attorney selected by the noteholders to be used solely for costs associated with registering the Company’s shares issuable upon conversion of the notes. After legal and escrow costs, the balance shall be used by the Company for general corporate purposes.

As of December 31, 2020, the Company’s cash and cash equivalents consisted of $102, 317 in cash and $100,000 in restricted cash.

Prepaid Expenses

The Company’s prepaid expenses consist of fees paid to legal counsel to assist in the registration of the Company’s common stock with the United States Securities Commission (“SEC”).

Research and Development Costs

Research and development expenses primarily consist of outside contractor costs related to engineering, design and development of a working prototype ThumzupTM App. Generally accepted accounting principles defines research costs as a planned search or investigation to discover new knowledge with the hope that the results will eventually be useful in creating new products or services or significant improvements in existing products or services. Capitalization of research and development costs for software begins upon the establishment of technological feasibility, which is generally the completion of a working prototype that has been certified as having no critical bugs and is a release candidate. For the period October 27, 2020, to December 31, 2020, research and development costs for software were expensed when incurred as they related to the initial product development stage for our ThumzupTM App.

F-7-

Income Taxes

The Company is a C-Corporation under the provisions of the Internal Revenue Code. The Company utilizes the asset and liability approach to measure deferred tax assets and liabilities based on temporary differences existing at each balance sheet date using currently enacted tax rates in accordance with ASC 740. ASC 740 takes into account the differences between financial statement treatment and tax treatment of certain transactions. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rate is recognized as income or expense in the period that includes the enactment date of that rate.

The Company has no tax positions as of December 31, 2020 for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. During the period October 27, 2020, to December 31, 2020, the Company recognized no interest and penalties. The Company had no accruals for interest and penalties at June 30, 2020.

Note 3 – Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company was only recently formed, has not yet established profitable operations and has incurred losses since inception. These factors raise substantial doubt about the ability of the Company to continue as a going concern. In this regard, management is proposing to raise additional funds not provided by operations through loans or through sales of its common stock. There is no assurance that the Company will be successful in raising this additional capital or in achieving profitable operations. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

The Company is a pre-revenue, software and services company that relies on short-term debt and equity funding for its operations. At December 31, 2020, the Company had a cash balance of $201,317, and the Company used $13,783 to fund operating activities for the period October 27. 2020 (date of inception), to December 31. 2020. The Company will continue to raise funding and manage expenses in order to continue as a going concern. Management believes the cash on hand at year end is adequate to sustain business operations for the next year from the date the financial statements were available to be issued.

Note 4 - Senior Secured Convertible Promissory Notes

On November 19, 2020, the Company issued $215,000 in Senior Secured Convertible Promissory Notes (“Senior Notes”). The Senior Notes mature on November 21, 2021 and accrue interest at eight (8%) per annum. Interest is paid quarterly, from the date of issuance, through the maturity date.

The Company’s borrowings are subject to a Note Purchase and Security Agreement (“Agreement”) which, among other things, contains certain covenants. In accordance with the Agreement, the Company secures the Senior Notes with all of the Company’s intellectual property now or hereafter owned or created by or on behalf of the Company’s founding shareholders to operate the Company’s business. The Company’s founding shareholders stock (“Founders’ Stock”) is pledged as additional collateral to secure the terms and covenants of the Agreement and the other Financing Agreements. The Founders’ Stock is held in escrow with legal counsel selected by the Senior Note holders (“Holders”).

F-8-

The founding shareholders (“Founders”) have agreed to take no salaries, consulting fees, loans or payment of any kind from the Company until after full satisfaction of each of the following conditions: (1) registration of the shares underlying the Senior Notes with the SEC” on Form S-1; (2) obtaining a trading symbol from FINRA or its successor; (3) listing of the Company’s shares of common stock (“Common Stock”) for trading on OTCQB or a national securities exchange such as Nasdaq; (4) completing an equity raise of at least $3 million at a pre-money valuation for the Company of at least $10 million; and (5) timely having made all periodic and other filings required of a “reporting” company with the SEC for a period of not less than 12 months.

The Company may prepay all or any portion of the Senior Notes, after providing 30 days prior written notice, at the Company’s option, pro rata to each Holder, by paying one hundred thirty percent (130%) of (1) the then outstanding principal amount plus (2) accrued and unpaid interest on that principal amount. If pre-payment is offered, the Holders may elect to convert into shares of Common Stock instead of accepting pre-payment. In the event the Company repays the Senior Notes, a Holder, shall have a right, for a period of 12 months from such repayment date, to acquire up to that number of shares of Common Stock of the Company that results from dividing the principal amount of prepaid Note by $0.11 per share, which will be adjusted for any stock splits and recapitalizations.

At any time while the Senior Notes are outstanding, and at the sole option of a Holder, the Senior Notes may be converted into shares of the Common Stock, at $0.001 par value per share of the Company, or any shares of capital stock or other securities of the Company into which such Common Stock shall hereafter be changed or reclassified.

A Holder is not entitled to convert any portion of the Senior Note in excess of that portion of the Senior Note upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates and (2) the number of conversion shares issuable upon the conversion would result in beneficial ownership by a Holder and its affiliates of more than 4.50% of the then outstanding shares of Common Stock.

The per share conversion price into which principal and interest outstanding will be convertible into shares of Common Stock hereunder shall be equal to $0.11 cents per share. The Agreement contains a protection feature (commonly referred to as a “Down Round”); whereupon any issuance by the Company of Common Stock, or a security that is convertible into Common Stock, at a price lower than a net receipt to the Company of $0.11 per share, then the conversion price will be adjusted to equal the lower price per share. The Company has accounted for the Down Round as a contingent beneficial feature and will record a benefit to a Holder, if and, when a conversion price adjustment occurs.

Note 5 – Shareholders’ Equity

At the time of incorporation, the Board of Directors authorized 100 million shares of common stock. As December 31, 2020, the Company had 5,000,000 shares issued and outstanding at $0.001 par value. The shares were issued as follows: 3,500,000 shares to Robert Steele (Founder and CEO) and 1,500,000 shares Daniel Lupinelli (Founder). The Founders’ Stock is pledged as collateral on the Senior Notes. The Founders have agreed to take no salaries, consulting fees, loans or payment of any kind from the Company until after full satisfaction of each of the following conditions: (i) registration of the shares underlying the senior secured convertible promissory notes with the United States Securities Commission (“SEC”) on Form S-1; (ii) obtaining a trading symbol from FINRA or its successor,; (iii) listing of the Company’s shares of common stock for trading on OTCQB or a national securities exchange such as Nasdaq; (iv) completing an equity raise of at least $3 million at a pre-money valuation for the Company of at least $10 million; and (v) timely having made all periodic and other filings required of a “reporting” company with the SEC for a period of not less than 12 months.

Note 6 – Contingencies

On March 11, 2020, the World Health Organization declared the outbreak of a respiratory disease caused by a new coronavirus a pandemic. First identified in late 2019 and now known as COVID-19, the outbreak has impacted hundreds of thousands of individuals worldwide. In response, many countries have implemented measures to combat the outbreak that have impacted global business operations. As of the date of issuance of the financial statements, the Company’s operations have not been significantly impacted, but the Company continues to monitor the situation. No impairments were recorded as of the balance sheet date; however, due to significant uncertainty surrounding the situation, management's judgment regarding this could change in the future. In addition, while the Company’s results of operations, cash flows, and financial condition could be negatively impacted, the extent of the impact cannot be reasonably estimated at this time.

Note 7 – Subsequent Events

Subsequent to December 31, 2020 and through April 28, 2021, the Company issued 30,000 shares of common stock to its legal counsel in January 2021, at par value per share of $0.001, pursuant to an engagement letter entered into in December 2020, and sold 724,500 shares of common stock at $1.00 per share (par value $0.001 per share) to accredited investors within the meaning of the federal securities laws in transactions exempt from registration under the Securities Act of 1933, as amended.

The Company has evaluated subsequent events from the balance sheet date through the date which the financial statements were available to be issued and determined there are no other events to disclose.

F-9-

Thumzup Media Corporation

Quarterly Financial Statements

(Unaudited)

As of and for the three months ending March 31, 2021

F-10-

F-11-

PART I – FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

Thumzup Media Corporation

Balance Sheets (Unaudited)

	March 31,	December 31,
	2021 (unaudited)	2020 (audited)
Assets
Current assets:
Cash and cash equivalents	$451,037	$101,317
Restricted cash	83,500	100,000
Prepaid expenses and other current assets	35,500	10,000
Total current assets	570,037	211,317

Computer equipment, net of accumulated depreciation	6,334	—
Other assets	1,498	—
Total Assets	$577,869	$211,317

Liabilities and Shareholders' Equity (Deficit)

Current liabilities:
Accrued interest and other expenses	$6,303	$2,004
Senior secured convertible promissory notes	215,000	215,000
Total current liabilities	221,303	217,004

Total liabilities	221,303	217,004

Shareholders' equity:
Common stock, $0.001 par value, 100,000,000 shares authorized
5,493,500 and 5,000,000 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	5,494	5,000
Additional paid in capital	458,007	(5,000)
Accumulated deficit	(106,935)	(5,687)
Total shareholders' equity (deficit)	356,566	(5,687)

Total Liabilities and Shareholders' Equity (Deficit)	$577,869	$211,317

The accompanying unaudited notes are an integral part of these financial statements and should be read in conjunction with these unaudited financial statements.

F-12-

Thumzup Media Corporation

Statement of Operation (Unaudited)

The Three Months Ending March 31, 2021

Expenses:
Sales and marketing	$970
Research and development	89,588
General and administrative	6,274
Depreciation	116
Total expenses	96,948

Loss from operations	(96,948)

Interest expense	4,300

Loss before income tax expense	(101,248)

Benefit from income taxes	—

Net Loss	$(101,248)

Net loss per share	$(0.02)
Basic
Fully Diluted	$(0.01)

Weighted average number of shares outstanding	5,064,558

Fully diluted weighted average number of shares outstanding	7,075,494

The accompanying unaudited notes are an integral part of these financial statements and should be read in conjunction with these unaudited financial statements.

F-13-

Thumzup Media Corporation

Statement of Shareholders’ Equity (Unaudited)

	Common Stock				Total
			Paid-In	Accumulated	Shareholders'
	Shares	Amount	Capital	Deficit	Deficit

Balance at October 27, 2020	-	$-	$-	$-	$-

Issuance Founders' common stock	5,000,000	5,000	(5,000)	—	—
Net loss	—	—	—	(5,687)	(5,687)

Balance at December 31, 2020	5,000,000	$5,000	$(5,000)	$(5,687)	$(5,687)

Issuance common stock	493,500	494	463,007	—	463,501
Net loss	—	—	—	(101,248)	(101,248)

Balance at March 31, 2021	5,493,500	$5,494	$458,007	$(106,935)	$356,566

The accompanying unaudited notes are an integral part of these financial statements and should be read in conjunction with these unaudited financial statements.

F-14-

Thumzup Media Corporation

Statement of Cash Flows (Unaudited)

The Three Months Ending March 31, 2021

Cash flows from operating activities:
Net loss	$(101,248)
Adjustments to reconcile net income to net cash used
in operating activities;
Depreciation	116
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(25,500)
Other Assets	(1,498)
Accrued interest and other expenses	4,298
Net cash used by operating activities	$(123,832)

Cash flows from investing activities
Purchases of equipment	(6,449)
Net cash used in investing activities	(6,449)

Cash flows from financing activities
Proceeds from issuance of common stock	463,501
Net cash provided by financing activities	463,501

Net increase decrease in cash	333,220

Cash, cash equivalents and restricted cash - beginning	201,317
Cash, cash equivalents and restricted cash - ending	$534,537

Supplemental disclosures:
Interest paid	—

The accompanying unaudited notes are an integral part of these financial statements and should be read in conjunction with these unaudited financial statements.

F-15-

Thumzup Media Corporation

Notes to Financial Statements (Unaudited)

Note 1 - Business Organization and Nature of Operations

Thumzup Media Corporation (“Thumzup” or “Company”) was incorporated October 27, 2020, under the laws of the State of Nevada, and its headquarters are located in Carson City, Nevada. The Company is a pre-revenue software company dedicated to building an influencer community around its mobile app (“App”). Once fully developed, the App will generate scalable word-of-mouth product posts and recommendations for advertiser on social media and is designed to connect advertisers with individuals who are willing to promote their products online.

The Thumzup App will enable users to select a brand they want to post about on social media. Once the Thumzup user selects the brand and takes a photo (using the App), the App will post the photo and a caption to the user’s social media accounts. For the advertiser, the Thumzup system enables brands to get real people to promote their products to their friends, rather than displaying banner ads that people are tuning out.

The Company is an “emerging growth company” as that term is used in the Jumpstart our Business Startups Act of 2012, and as such, have elected to comply with certain reduced public company reporting requirements.

Note 2 – Summary of Significant Accounting Policies

Use of Estimates

The Company prepares its financial statements in accordance with accounting principles generally accepted accounting principles in the United States of America, which requires management to use its judgment to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures at the date of the financial statements and the reported amounts of expenses during the reported period. These assumptions and estimates could have a material effect on the financial statements. Actual results may differ materially from those estimates. The Company’s management periodically reviews estimates on an ongoing basis based on information currently available, and changes in facts and circumstances may cause the Company to revise these estimates.

Cash and Cash Equivalents

Cash and cash equivalents include all cash on hand, demand deposits and short-term investments with original maturities of three months or less when purchased.

The Company’s restricted cash consists of cash the Company is contractually obligated to maintain in accordance with the terms of its November 19, 2020, Note Purchase and Security Agreement (See note 4). The Company initially deposited $100,000 of the financing proceeds into an escrow with an attorney selected by the note Holders (See Note 4) to be used solely for costs associated with registering the Company’s shares issuable upon conversion of the notes. After legal and escrow costs, the balance may be used by the Company for general corporate purposes.

As of March 31, 2021, and December 31, 2020, the Company’s cash and cash equivalents consisted of $534,537 and $101,317, respectively, and $83,500 and $100,000, respectively, in restricted cash.

Prepaid Expenses

The Company’s prepaid expenses consists primarily of fees paid to legal counsel and accountants to assist in the registration of the Company’s common stock with the United States Securities Commission (“SEC”).

F-16-

Computer Equipment

Computer equipment is recorded at cost and depreciated using the straight-line method over the estimated useful lives. Ordinary repair and maintenance costs are included in sales, general and administrative (“SG&A”) expenses on our statement of operations. However, expenditures for additions or improvements that significantly extend the useful life of the asset are capitalized in the period incurred. At the time assets are sold or disposed of, the cost and accumulated depreciation are removed from their respective accounts and the related gains or losses are reflected in the statements of operations in gains from sales of property and equipment, net.

The estimated useful life for computer equipment is three years. We periodically evaluate the appropriateness of remaining depreciable lives assigned to computer equipment. Depreciation expense for the three months ended March 31, 2021 was $116.

Research and Development Costs

Research and development expenses primarily consist of outside contractor costs related to engineering, design and development of a working prototype ThumzupTM App. Generally accepted accounting principles define research costs as a planned search or investigation to discover new knowledge with the hope that the results will eventually be useful in creating new products or services or significant improvements in existing products or services. Capitalization of research and development costs for software begins upon the establishment of technological feasibility, which is generally the completion of a working prototype that has been certified as having no critical bugs and is a release candidate. For the three months ended March 31, 2021, research and development costs for software were expensed when incurred as they related to the initial product development stage for our ThumzupTM App.

Income Taxes

The Company utilizes the asset and liability approach to measure deferred tax assets and liabilities based on temporary differences existing at each balance sheet date using currently enacted tax rates in accordance with ASC 740. ASC 740 considers the differences between financial statement treatment and tax treatment of certain transactions. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rate is recognized as income or expense in the period that includes the enactment date of that rate.

The Company has no tax positions as of March 31, 2021 and December 31, 2020 for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.

The Company recognizes any interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. For the three months ending March 31, 2021, the Company recognized no interest and penalties.

Note 3 – Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company was only recently formed, has not yet established profitable operations and has incurred losses since inception. These factors raise substantial doubt about the ability of the Company to continue as a going concern. In this regard, management is proposing to raise additional funds not provided by operations through loans or through sales of its common stock. There is no assurance that the Company will be successful in raising this additional capital or in achieving profitable operations. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

The Company is a pre-revenue, software and services company that relies on short-term debt and equity funding for its operations. At March 31, 2021 and December 31, 2020, the Company had a cash balance of $534,537 and $201,317, and the Company used $123,832 to fund operating activities for the three months ended March 31, 2021. The Company may need to raise additional funding and manage expenses in order to continue as a going concern. Subsequent to March 31, 2021, and through April 28, 2021, the Company sold 261,00 shares of common stock at $1.00 per share (par value $0.001 per share). Cash on hand, as of May 31, 2021 was $653,780.

F-17-

Note 4 - Senior Secured Convertible Promissory Notes

On November 19, 2020, the Company issued $215,000 in Senior Secured Convertible Promissory Notes (“Senior Notes”). The Senior Notes mature on November 21, 2021 and accrue interest at eight (8%) per annum. Accrued interest maybe paid quarterly or converted in to shares of common stock.

The Company’s borrowings are subject to a Note Purchase and Security Agreement (“Agreement”) which, among other things, contains certain covenants. In accordance with the Agreement, the Company secures the Senior Notes with all of the Company’s intellectual property now or hereafter owned or created by or on behalf of the Company’s founding shareholders to operate the Company’s business. The Company’s founding shareholders stock (“Founders’ Stock”) is pledged as additional collateral to secure the terms and covenants of the Agreement and the other Financing Agreements. The Founders’ Stock is held in escrow with legal counsel selected by the Senior Note holders (“Holders”).

The founding shareholders (“Founders”) have agreed to take no salaries, consulting fees, loans or payment of any kind from the Company until after full satisfaction of each of the following conditions: (1) registration of the shares underlying the Senior Notes with the SEC” on Form S-1; (2) obtaining a trading symbol from FINRA or its successor; (3) listing of the Company’s shares of common stock (“Common Stock”) for trading on OTCQB or a national securities exchange such as Nasdaq; (4) completing an equity raise of at least $3 million at a pre-money valuation for the Company of at least $10 million; and (5) timely having made all periodic and other filings required of a “reporting” company with the SEC for a period of not less than 12 months.

The Company may prepay all or any portion of the Senior Notes, after providing 30 days prior written notice, at the Company’s option, pro rata to each Holder, by paying one hundred thirty percent (130%) of (1) the then outstanding principal amount plus (2) accrued and unpaid interest on that principal amount. If pre-payment is offered, the Holders may elect to convert into shares of Common Stock instead of accepting pre-payment. In the event the Company repays the Senior Notes, a Holder, shall have a right, for a period of 12 months from such repayment date, to acquire up to that number of shares of Common Stock of the Company that results from dividing the principal amount of prepaid Note by $0.11 per share, which will be adjusted for any stock splits and recapitalizations.

At any time while the Senior Notes are outstanding, and at the sole option of a Holder, the Senior Notes may be converted into shares of the Common Stock, at $0.001 par value per share of the Company, or any shares of capital stock or other securities of the Company into which such Common Stock shall hereafter be changed or reclassified.

A Holder is not entitled to convert any portion of the Senior Note in excess of that portion of the Senior Note upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates and (2) the number of conversion shares issuable upon the conversion would result in beneficial ownership by a Holder and its affiliates of more than 4.50% of the then outstanding shares of Common Stock.

The per share conversion price into which principal and interest outstanding will be convertible into shares of Common Stock hereunder shall be equal to $0.11 cents per share. The Agreement contains a protection feature (commonly referred to as a “Down Round”); whereupon any issuance by the Company of Common Stock, or a security that is convertible into Common Stock, at a price lower than a net receipt to the Company of $0.11 per share, then the conversion price will be adjusted to equal the lower price per share. The Company has accounted for the Down Round as a contingent beneficial feature and will record a benefit to a Holder, if and, when a conversion price adjustment occurs.

F-18-

Note 5 – Shareholders’ Equity

The Company is authorized to issue 100 million shares of common stock $0.001 per share. As March 31, 2021 and December 31, 2020, the Company had 5,000,000 shares issued and outstanding. The shares were issued as follows: 3,500,000 shares to Robert Steele (Founder and CEO) and 1,500,000 shares to Daniel Lupinelli (Founder). The Founders’ common stock is pledged as collateral on the Senior Secured Convertible Promissory Notes (See Note 4). The Founders have agreed to take no salaries, consulting fees, loans or payment of any kind from the Company until after full satisfaction of each of the following conditions: (i) registration of the shares underlying the senior secured convertible promissory notes with the United States Securities Commission (“SEC”) on Form S-1; (ii) obtaining a trading symbol from FINRA or its successor,; (iii) listing of the Company’s shares of common stock for trading on OTCQB or a national securities exchange such as Nasdaq; (iv) completing an equity raise of at least $3 million at a pre-money valuation for the Company of at least $10 million; and (v) timely having made all periodic and other filings required of a “reporting” company with the SEC for a period of not less than 12 months.

Subsequent to December 31, 2020 and through March 31, 2021, the Company issued 30,000 shares of common stock to its legal counsel in January 2021, at par value per share of $0.001, pursuant to an engagement letter entered into in December 2020, and sold 463,500 shares of common stock at $1.00 per share (par value $0.001 per share) to accredited investors within the meaning of the federal securities laws in transactions exempt from registration under the Securities Act of 1933, as amended.

Note 6 – Contingencies

On March 11, 2020, the World Health Organization declared the outbreak of a respiratory disease caused by a new coronavirus a pandemic. First identified in late 2019 and now known as COVID-19, the outbreak has impacted hundreds of thousands of individuals worldwide. In response, many countries have implemented measures to combat the outbreak that have impacted global business operations. As of the date of issuance of the financial statements, the Company’s operations have not been significantly impacted, but the Company continues to monitor the situation. No impairments were recorded as of the balance sheet date; however, due to significant uncertainty surrounding the situation, management's judgment regarding this could change in the future. In addition, while the Company’s results of operations, cash flows, and financial condition could be negatively impacted, the extent of the impact cannot be reasonably estimated at this time.

Note 7 – Subsequent Events

Subsequent to March 31, 2021, and through April 28, 2021, the Company sold 261,00 shares of common stock at $1.00 per share (par value $0.001 per share) to accredited investors. Cash on hand, as of May 31, 2021 was $653,780.

The Company has evaluated subsequent events from the balance sheet date through the date which the financial statements were available to be issued and determined there are no other events to disclose.

F-19-

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

PRELIMINARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This quarterly report contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend”, “foresee” and similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement the strategy, our objectives, the amount and timing of capital expenditures, the likelihood of our success in expanding our business, financing plans, budgets, working capital needs and sources of liquidity. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.

Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the expansion of product offerings geographically or through new marketing applications, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. In addition, even if our actual results are consistent with the forward-looking statements contained in this quarterly report on , those results may not be indicative of results or developments in subsequent periods. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, the following:

·	risks related to the impact of the COVID-19 global pandemic, such as the scope and duration of the outbreak, government actions and restrictive measures implemented in response, material delays and cancellations of projects, supply chain disruptions and other impacts to the business;

·	our ability to raise capital when needed and on acceptable terms and conditions;

·	our ability to manage credit and debt structures from debt holders;

·	our ability to generate revenues and manage the growth of our business;

·	competitive pressures;

·	general economic conditions;

·	our ability to attract and retain management, and to integrate and maintain technical information and management information systems.

·	compliance with laws and regulations, including those relating to environmental matters, corporate governance matters and tax matters, as well as any future changes to such laws and regulations; and

·	other factors discussed under “Risk Factors” in our Form S-1 Registration Statement and in Item 1A — “Risk Factors” in this quarterly report for the quarterly period ended March 31, 2021.

F-20-

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission (“SEC”), we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise. Investors, potential investors and other readers are urged to consider the above-mentioned factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results or performance.

INTRODUCTION

Thumzup Media Corporation (“Thumzup” or “Company”) was incorporated October 27, 2019, under the laws of the State of Nevada, and its headquarters are located in Carson City, Nevada. The Company is a pre-revenue software company dedicated to building an influencer community around its mobile app (“App”). Once fully developed, the App will generate scalable word-of-mouth product posts and recommendations for advertiser on social media and is designed to connect advertisers with individuals who are willing to promote their products online.

The Thumzup App will enable users to select a brand they want to post about on social media. Once the Thumzup user selects the brand and takes a photo (using the App), the App will post the photo and a caption to the user’s social media accounts. For the advertiser, the Thumzup system enables brands to get real people to promote their products to their friends, rather than displaying banner ads that people are tuning out.

The Company is an “emerging growth company” as that term is used in the Jumpstart our Business Startups Act of 2012, and as such, have elected to comply with certain reduced public company reporting requirements.

OVERVIEW

We were formed in October 2020 and have not yet established profitable operations or generated revenue. For the three months ended March 31, 2021, we incurred $101,248 in net losses due to $89,588 in software research and development expenses, $970 in marketing expenses, $6,274 in general and administrative expenses, $4,300 in interest expense and $116 in depreciation expense.

SUBSEQUENT EVENT

Subsequent to March 31, 2021, and through April 28, 2021, the Company sold 261,00 shares of common stock at $1.00 per share (par value $0.001 per share) to accredited investors within the meaning of the federal securities laws in transactions exempt from registration under the Securities Act of 1933, as amended.

GOING CONCERN

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company was only recently formed, has not yet established profitable operations and has incurred losses since inception. These factors raise substantial doubt about the ability of the Company to continue as a going concern. In this regard, management is proposing to raise additional funds not provided by operations through loans or through sales of its common stock. There is no assurance that the Company will be successful in raising this additional capital or in achieving profitable operations. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

The Company is a pre-revenue, software and services company that relies on short-term debt and equity funding for its operations. At March 31, 2021 and December 31, 2020, the Company had a cash balance of $534,537 and $201,317, and the Company used $123,832 to fund operating activities for the three months ended March 31, 2021.

The Company may need to raise additional funding and manage expenses in order to continue as a going concern. Subsequent to March 31, 2021, and through April 28, 2021, the Company sold 261,00 shares of common stock at $1.00 per share (par value $0.001 per share). Cash on hand, as of May 31, 2021 was $653,780.

F-21-

RESULTS OF OPERATIONS

The following table set forth certain selected unaudited statement of operations data for the three months ended March 31, 2021 (the Company was formed in October 2020).

Operating expenses	$96,948
Loss from operations	(96,948)
Net loss from continuing operations	(101,248)
Net loss per common share	$(0.02)

Operating expenses

For the three months ended March 31, 2021, the Company recognized a total of $96,948 in operating expenses. The operating expenses were comprised of $89,588 in software research and development expenses, $970 in marketing expenses, $6,274 in general and administrative expenses, $4,300 in interest expense and $116 in depreciation expense.

Other expenses

For the three months ended March 31, 2021, the Company had $4,300 in interest expense related to the senior secured convertible promissory notes.

Net Loss from operations

The Company realized a net loss from operations of $101,248 for the three months ended March 31, 2021.

Liquidity and capital resources

As of March 31, 2021, the Company had cash in the amount of $534,537, of which $83,500 was restricted, compared to cash in the amount of $201,317, of which $100,000 was restricted, as of December 31, 2020. As of March 31, 2021, the Company had a stockholders’ equity of $356,566 compared to a stockholders’ deficit of $5,687, as of December 31, 2020.

The Company’s accumulated deficit was $106,935 and $5,687 as of March 31, 2021 and December 31, 2020, respectively.

For the three months ending March 31, 2021, the Company’s operations resulted in net cash used of $123,832.

Net cash used in in investing activities for the three months ending March 31, 2021 was $6,449, used to purchase computer equipment.

Net cash provided by financing activities for the three months ending March 31, 202,1 was $463,501 and related to the sale of common stock.

Inflation

The Company’s results of operations have not been affected by inflation and management cannot predict the impact, if any, inflation might have on its operations in the future.

F-22-

2,765,438 Shares

Thumzup Media Corporation

COMMON STOCK

PROSPECTUS

June  , 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses expected to be incurred by us in connection with the issuance and distribution of the common stock registered hereby, all of which expenses, except for the Securities and Exchange Commission registration fee, are estimates:

Description	Amount
Securities and Exchange Commission registration fee	$302.21
Accounting fees and expenses	$12,000.00	*
Legal fees and expenses	$30,000.00	*
Miscellaneous fees and expenses	$2,000.00	*
Total	$44,302.21	*

*	Estimated

Item 14. Indemnification of Directors and Officers

Section 78.7502 of the Nevada Revised Statutes (“NRS”) permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a) is not liable pursuant to NRS 78.138, or

(b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In addition, NRS 78.7502 permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a) is not liable pursuant to NRS 78.138; or

(b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, the corporation is required to indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

NRS 78.752 allows a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Other financial arrangements made by the corporation pursuant to NRS 78.752 may include the following:

(a) the creation of a trust fund;

(b) the establishment of a program of self-insurance;

(c) the securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation; and

(d) the establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to NRS 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to an undertaking to repay the amount if it is determined by a court that the indemnified party is not entitled to be indemnified by the corporation, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a) by the shareholders;

(b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or

(d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Item 15. Recent Sales of Unregistered Securities

Following organization of the Company on October 27, 2020 the Company issued 3,500,000 shares of common stock to Robert Steele (Founder and CEO of the Company) and 1,500,000 shares of common stock to Daniel Lupinelli (Founder). In November and December 2020 the Company issued to four accredited investors senior convertible promissory notes in the aggregate amount of $215,000 bearing interest at 8% per year becoming due and payable in November 2021. The Notes are convertible at a conversion rate of $0.11 per share subject to certain adjustments as set forth within the Form of Note Purchase Agreement and Form of Convertible Promissory Note attached as Exhibits 10.1 and 10.2 to this registration statement. In December 2020 the Company agreed to issue 30,000 shares of common stock to its legal counsel at par value per share of $0.001 and thereafter issued those shares as of January 2021.

Subsequent to December 31, 2020 and through April 28, 2021, the Company issued and sold 724,500  shares of common stock at $1.00 per share (par value $0.001 per share) and 30,000 shares at par to accredited investors within the meaning of the federal securities laws in transactions exempt from registration under the Securities Act of 1933, as amended.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Documents filed as part of this registration statement:

	Report of Independent Registered Public Accounting Firm	F-2
	Balance Sheet as of December 31, 2020	F-3
	Statements of Operation for the year ended December 31, 2020	F-4
	Statement of Changes in Shareholders’ Deficit for the year ended December 31, 2020	F-5
	Statement of Cash Flows for the year December 31, 2020	F-6
	Notes to Financial Statements	F-7

(2) Financial Statement Schedules

None.

(b)	Exhibits:

	3.1	Articles of Incorporation of the Registrant filed October 27, 2020 with the Nevada Secretary of State (and amendments thereto). *

	3.2	By-laws of the Registrant. *

	4.1	Form of the Registrant’s common stock certificate *

	5.1	Opinion of Law Offices of Aaron A. Grunfeld & Associates *

	10.1	Form of Note Purchase and Security Agreement *

	10.2	Form of Senior Secured Convertible Promissory Note *

	10.3	Form of Registration Rights Agreements *

	10.4	Form of Pledge Agreement *

	10.5	Form of Securities Purchase Agreement *

	23.1	Consent of Law Offices of Aaron A. Grunfeld & Associates (Included in Exhibit 5.1) *

	23.2	Consent of Haynie Company *

• Previously filed

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers and controlling persons of the Company, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Company hereby undertakes that:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement.

(iii)	Include any additional or changed information on the plan of distribution.

(2) For determining liability under the Securities Act, the Company will treat each such post-effective amendment as a new Registration Statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new Registration Statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(5) For determining liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) For determining liability under the Securities Act, if securities are offered or sold to a purchaser by means of any of the following communications, the Company will be a seller to such purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the Company or used or referred to by the Company;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the Company or its securities provided by or on behalf of the Company; and

(iv)	Any other communication that is an offer in the offering made by the Company to a purchaser.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it met all the requirements of filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned, in Los Angeles, California, on June 23 , 2021.

Thumzup Media Corporation

By:	/s/ Robert Steele
Robert Steele
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Robert Steele	Chief Executive Officer	June 23 , 2021
Robert Steele	(Principal Executive Officer), Principal Financial and Accounting Officer) And sole director